Filed Pursuant to Rule 424(b)(5)

Registration No. 333-133943

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock	7,500,000	$ 25.24	$ 189,300,000	$ 7,439.49

(1)	Pursuant to Rule 416 under the Securities Act, this Registration Statement shall include any additional shares that may become issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of Capital One’s outstanding common stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The price and fee are computed based upon the average of the high and low sale prices of Capital One’s common stock on November 21, 2008, as reported on the New York Stock Exchange.
(3)	Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying .00003930 and the proposed maximum aggregate offering price.

7,500,000 Shares

Common Stock, Par Value $.01 Per Share

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

To the holders of Capital One Financial Corporation common stock:

We are pleased to send you this Prospectus Supplement describing our Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan provides you with a simple and convenient method to purchase additional shares of Capital One common stock.

Significant Plan Features

•	Automatically reinvest your cash dividends to purchase additional shares of Capital One common stock.

•	Purchase additional shares through monthly optional cash investments of $50 to $10,000. We may permit greater optional cash investments.

•	Generally, no processing fees or service fees for purchases under the Plan.

•	Participate if you hold shares either in your name or through a broker or nominee.

•	Receive regular statements of your account to simplify your recordkeeping.

This Prospectus Supplement contains complete information in an easy-to-read, question-and-answer format, and we urge you to read it carefully. You should keep this Prospectus Supplement for future reference.

Your participation is entirely voluntary, and you may begin or discontinue your participation at any time.

Capital One Financial Corporation’s common stock is listed on the New York Stock Exchange under the symbol “COF”.

Thank you for your continued interest in Capital One.

On behalf of the Board of Directors, Richard D. Fairbank Chairman, Chief Executive Officer and President Capital One Financial Corporation 1680 Capital One Drive

Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined that this Prospectus Supplement or accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

McLean, Virginia 22102 (703) 720-1000

The date of this Prospectus Supplement is November 25, 2008

ABOUT THIS PROSPECTUS

We provide information to you about the common stock in two separate documents: (1) this Prospectus Supplement, which describes the specific terms of the Plan and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in that prospectus and (2) the accompanying prospectus, which provides general information about securities Capital One may offer from time to time, including securities other than the common stock being offered by this Prospectus Supplement. If information in this Prospectus Supplement is inconsistent with the accompanying prospectus, you should rely on this Prospectus Supplement. It is important for you to read and consider all of the information contained in this Prospectus Supplement and the accompanying prospectus in making your investment decision.

DESCRIPTION OF THE PLAN

PURPOSE

1.  What is the purpose of the Plan?

The primary purpose of the Plan is to provide Capital One shareholders with a convenient and economical method of investing cash dividends or making optional cash investments in additional shares of Capital One common stock, generally without payment of any processing fees or service fees in connection with such purchases. In addition, purchases of shares directly from Capital One pursuant to the Plan will provide Capital One with additional capital for general corporate purposes.

PARTICIPATION OPTIONS

2.  What options are available under the Plan?

If you are a registered holder or a beneficial owner of Capital One common stock and elect to participate in the Plan (a “Participant”), you may have cash dividends on all or a portion of your shares automatically reinvested in Capital One common stock. If you wish, you may also make optional cash investments to purchase Capital One common stock, subject to a minimum investment of $50 per month and a maximum investment of $10,000 per month. Capital One may permit greater optional cash investments. See Question 13. You may make optional cash investments even if you do not elect to reinvest dividends on shares of common stock credited to your account under the Plan.

ADVANTAGES AND DISADVANTAGES

3.  What are the advantages and disadvantages of the Plan?

The primary advantages of the Plan are:

•	You may have the cash dividends on all or a portion of your Capital One common stock automatically reinvested in additional shares of Capital One common stock.

•

You may invest in additional shares of Capital One common stock by making optional cash investments, subject to an individual minimum investment of $50 per month and an individual maximum investment of $10,000 per month.

•	Optional cash investments in excess of $10,000 per month may be made with the permission of Capital One at a discount which will be from 0% to 5%.

•	Generally, you pay no processing fees or service fees in connection with your purchases under the Plan. See Question 24.

•

Your reinvested cash dividends and optional cash investments will be fully invested because the Plan provides for fractional shares to be credited to your account. Additionally, dividends on such fractional shares, as well as whole shares held by you in certificated form or credited to your account, will be automatically reinvested in additional shares and credited to your account.

•

You will avoid cumbersome safekeeping of stock certificates for shares credited to your account and you may also deposit certificated shares, represented by stock certificates, held by you and registered in your name, thereby avoiding the need for safekeeping of certificates.

•	Periodic statements reflecting all current activity, including shares purchased and your latest Plan account balance, will simplify your recordkeeping.

The primary disadvantages of the Plan are:

•

Because the date by which the Plan administrator must receive your optional cash investment is two business days prior to the Investment Date (as defined herein) for such investments, your investments may be exposed to changes in market conditions. See Question 12.

•

The Purchase Price (as defined herein) for shares under the Plan may exceed the price of acquiring shares of Capital One common stock (including transaction costs) on the open market at any particular time on the related Investment Date. See Questions 9 and 11.

•	No interest will be paid on funds held by the administrator of the Plan pending investment. See Question 12.

ADMINISTRATION

4.  Who will administer the Plan?

The Plan will be administered by Computershare Trust Company, N.A., or such successor administrator as Capital One may designate (“Computershare” or the “Administrator”). The Administrator acts as agent for Participants, keeps records of Participants’ accounts, sends regular account statements to Participants, and performs other duties relating to the Plan. Shares purchased for each Participant under the Plan will be recorded in uncertificated form in each Participant’s account by the Administrator, unless and until a Participant requests that a stock certificate for his or her shares be issued. See Question 16. Computershare also serves as dividend disbursement agent, transfer agent, and registrar for Capital One’s common stock. Correspondence concerning the Plan should be sent to:

Computershare

Capital One Dividend Reinvestment and Stock Purchase Plan

P.O. Box 43078

Providence, Rhode Island 02940-3078

Optional cash investments of checks should be mailed to:

Computershare

Computershare Investor Services

P.O. Box 6006

Carol Stream, IL 60197-6006

or, if using overnight courier service:

Computershare

Computershare Investor Services

Mail Stop 1A

250 Royall Street

Canton, Massachusetts 02021

Please indicate Capital One and your account number in all correspondence.

For general questions about the Plan, the sale of Plan shares and issuance of stock certificates, you may contact Computershare at 1-888-985-2057 (inside the U.S. and Canada) or 1-781-575-2726 (outside the U.S. and Canada).

An automated phone system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 5:00 p.m. Eastern time each business day.

TDD: 1-800-952-9245. A telecommunications device for the hearing impaired is available.

Foreign language translation service for more than 140 languages is available.

Unless you are participating in the Plan through your bank, broker or nominee, you can obtain information about your Capital One account via the Internet on Computershare’s web site at www.computershare.com . Through Computershare’s web site, you can access your share balance, sell shares, request a stock certificate and obtain on-line forms and other information about your account. To gain access, you will be required to use a password, which is included on your dividend statement, or you can request your password by calling 1-888-985-2057. Messages sent via Computershare’s site on the Internet will be responded to promptly.

If you wish to contact the Company directly, you may write or call:

Capital One Financial Corporation

Investor Relations Department

1680 Capital One Drive

Suite 1300

McLean, Virginia 22102-3491

(703) 720-1000

PARTICIPATION

5.  Who is eligible to participate?

You may participate in the Plan if you qualify as either of the following: (a) you are a “registered holder,” i.e., a shareholder whose shares of Capital One common stock are registered in the stock transfer books of Capital One in your name or (b) you are a “beneficial owner,” a shareholder who has beneficial ownership of shares of Capital One common stock that are registered in a name other than your name (for example, in the name of a broker, bank or other nominee). Registered holders may participate in the Plan directly. If you are a beneficial owner, you must either become a registered holder by having such shares transferred into your own name or make arrangements with your broker, bank or other nominee to participate on your behalf. See Question 6.

If you hold shares with a broker, you can participate by instructing the broker to reregister some or all of the shares into your name. Simply instruct your broker to move all or some of your shares electronically through the Direct Registration System from your brokerage account to a new book-entry account at Computershare. Please contact your broker for more information. Once your broker transfers your shares into your name electronically, your Direct Registration account is automatically set up and you can participate in the Plan. You may also instruct your broker to participate in the Plan on your behalf.

Your right to participate in the Plan is not transferable to another person apart from a transfer of your underlying shares of Capital One common stock. Capital One reserves the right to exclude from participation in the Plan persons who utilize the Plan to engage in short-term trading activities which cause aberrations in the trading volume of Capital One common stock.

Shareholders who reside in jurisdictions in which it is unlawful for Capital One to permit their participation are not eligible to participate in the Plan.

ENROLLMENT

6.  How do I enroll in the Plan and become a Participant?

If you are a registered holder of Capital One common stock, you may enroll in the Plan and become a Participant by completing and signing an Enrollment Form (enclosed herein) and returning it to the Administrator at the address set forth in Question 4. An Enrollment Form and copies of the Prospectus Supplement may also be obtained at any time at your request to the Administrator at the same address.

Registered holders may also enroll in the Plan through the Internet by accessing their account at www.computershare.com. If you have your shares registered in more than one name (i.e., joint tenants, trustees), all registered holders of such shares must sign the Enrollment Form exactly as their names appear on the account registration.

If you are a beneficial owner of Capital One common stock, you must either become a registered holder by having such shares transferred into your own name or instruct your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf.

You may enroll in the Plan at any time. Once enrolled, you remain enrolled without further action on your part until you discontinue your participation or until the Plan is terminated. See Question 20 regarding discontinuing dividend reinvestment under the Plan and Question 27 regarding termination of the Plan. However, if there is any subsequent change in the manner in which your name appears on your certificate(s), you should contact the Administrator for further instructions. If you wish to change your participation at any time, please contact the Administrator as described in Question 4.

7.  What does the Enrollment Form provide?

The Enrollment Form appoints the Administrator as your agent for purposes of the Plan. It also directs Capital One to pay dividends to the Administrator for purchase of additional shares of Capital One common stock as you elect from the three options shown on the Enrollment Form and explained below. You must place an “X” in the appropriate box to indicate your investment election. Under each of these options, you may make optional cash investments at any time. You may change your reinvestment election at any time by submitting a revised Enrollment Form to the Administrator or by accessing your account online at www.computershare.com. If you return a properly executed Enrollment Form to the Administrator without electing an investment option, you will be enrolled as having selected Full Dividend Reinvestment.

(1)  “Full Dividend Reinvestment”

This option directs the Administrator to reinvest, in accordance with the Plan, all cash dividends on all shares of Capital One common stock then or subsequently registered in your name and held by you in certificated form or credited to your account in book-entry form.

(2)  “Partial Dividends Paid in Cash”

This option directs the Administrator to pay to you, in accordance with the Plan, cash dividends on the number of shares of Capital One common stock which you designate in the appropriate space on the Enrollment Form. Dividends paid on all other shares registered in your name and credited to your account will be reinvested in accordance with the Plan.

(3)  “All Dividends Paid in Cash (No Dividend Reinvestment)”

This option directs the Administrator to send you, in accordance with the Plan, cash dividends in the usual manner on all of your shares of Capital One common stock registered in your name and credited to your account, including shares subsequently purchased through optional cash investments.

8.  When will my participation in the Plan begin?

Participation as to dividend reinvestment will commence with the next dividend Investment Date (as defined below) after receipt of the Enrollment Form, provided it is received by the Administrator by the Record Date (as defined below) for such dividend Investment Date. If the Enrollment Form is received after such Record Date, participation as to dividend reinvestment will be delayed until the following dividend Investment Date.

Participation as to optional cash investments will commence with the next Investment Date after receipt of the authorization therefor and the funds to be invested. See Question 9 to determine the applicable Record Date for dividend reinvestments and the applicable Investment Dates for dividend reinvestments and optional cash investments.

PURCHASES

9.  When will shares be purchased under the Plan?

When there is a cash dividend declared by the Board of Directors, reinvested dividends under the Plan will be used to purchase shares of Capital One common stock beginning on the dividend payment date declared by the Board of Directors or if such day is not a trading day, the first trading day immediately following such date (in such case, the “Investment Date”). The “Record Date” for such dividend payments will be the record date declared by the Board of Directors. Optional cash investments of $10,000 or less will be invested monthly, beginning on the 20th of each month, or if such day is not a trading day, the first trading day following the 20th, or, in the case of shares of Capital One common stock purchased on the open market, as soon thereafter as determined by the Administrator (in each such case, the “Investment Date”).

If Capital One approves a Request for Waiver (as defined below) for an optional cash investment of more than $10,000, then such cash investment will be used to purchase shares of Capital One common stock on one or more dates and at a Purchase Price (as defined below) calculated as specified in the Request for Waiver (in each such case, an “Investment Date”), subject to any Threshold Price (as defined below) that Capital One may set. See Questions 11 and 13 for more information on Requests for Waiver, Purchase Price and Threshold Prices.

Dividend payment dates historically have occurred on or about the 20th day of each February, May, August, and November. It is expected that the past pattern with respect to timing of dividend payment dates generally will be followed in the future if the Board of Directors elects to declare dividends in a given quarter.

There can be no assurance as to the declaration or payment of dividends, and nothing contained in the Plan obligates Capital One to declare or pay any dividends. The Plan does not represent a change in Capital One’s dividend policy or a guarantee of future dividends, which will continue to be determined by the Board of Directors based upon Capital One’s earnings, financial condition, and other factors.

10.  What is the source of shares to be purchased under the Plan?

All dividends reinvested through the Plan and all optional cash investments will be used to purchase newly issued shares directly from Capital One, “treasury shares” held by Capital One, shares through open market purchases, or a combination of the above. Newly issued shares purchased directly from Capital One will consist of authorized but unissued shares of Capital One common stock.

11.  At what price will shares be purchased?

All shares acquired directly from Capital One with reinvested dividends or optional cash investments of $10,000 or less will be acquired at a price to you (in such case, the “Purchase Price”) of the average of the daily high and low sales prices, computed up to six decimal places, if necessary, of Capital One’s common stock as reported on the New York Stock Exchange (the “Exchange”) on the Investment Date. In such case, the “Pricing Period” is the Investment Date.

Shares of Capital One common stock purchased pursuant to a Request for Waiver for optional cash investments of more than $10,000 will be acquired at a price to you (in such case, the “Purchase Price”) equal to the average of the high and low sales prices, computed up to six decimal places, if necessary, of Capital One’s common stock on the Exchange for each day during the Pricing Period on which trades are reported on the Exchange (each a “Trading Day”). The Pricing Period for optional investments made pursuant to an approved Request for Waiver will be the day or days set forth in the Request for Waiver, which may be the Investment Date or up to ten Trading Days prior to and including an Investment Date. A Request for Waiver may specify one or more Investment Dates. Shares purchased with optional cash investments of more than $10,000 pursuant to a Request for Waiver may be purchased at a discount from the Purchase Price and may be subject to a Threshold Price, as more fully described in Question 13.

All shares purchased under the Plan through open market purchases will be acquired as soon as practicable beginning on the Investment Date at a price (in such case, the “Purchase Price”) to you of the weighted average purchase price, computed up to six decimal places, if necessary, paid by the Administrator for Capital One common stock purchased by the Plan through such open market purchases. Purchases on the open market will begin on the Investment Date and will be completed no later than 30 days from such date for reinvestment of dividends and 35 days from such date for optional cash investments, except where completion at a later date is necessary or advisable under any applicable federal securities laws. Such purchases may be made on any securities exchange where such shares are traded, in the over-the-counter market, or by negotiated transactions and may be subject to such terms with respect to price, delivery, etc. to which the Administrator may agree. Neither Capital One nor the Participant shall have any authority or power to direct the time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

While Capital One will pay all processing fees on shares purchased on the open market, for tax purposes, these fees will be considered as additional dividend income to you. These commissions, and the resulting additional dividend income, are expected to amount to less than  1/4th of 1% of the purchase price of the shares (that is, less than 25 cents per $100 invested). See Question 21.

12.  How are optional cash investments made?

All registered holders, including brokers, banks, and other nominees with respect to shares registered in their name on behalf of a beneficial owner, who have submitted a signed Enrollment Form are eligible to make optional cash investments. A broker, bank or other nominee, as holder on behalf of a beneficial owner, may utilize an Enrollment Form for optional cash investments unless it holds the shares in the name of a securities depository.

All optional cash investments made by check should be made payable to “Computershare—Capital One” and mailed to Computershare at the address listed in Question 4. Inquiries regarding other forms of payments and all other written inquiries should be addressed to the Administrator at the address listed in Question 4.

The Administrator will apply all optional cash investments which are received at least two business days prior to the commencement of the Pricing Period for the relevant Investment Date to the purchase of shares of Capital One common stock on such Investment Date, or if shares are acquired on the open market, as soon as practicable on or after such Investment Date. NO INTEREST WILL BE EARNED ON OPTIONAL CASH INVESTMENTS HELD PENDING INVESTMENT. IF YOU HAVE ANY QUESTIONS REGARDING THE INVESTMENT DATE, YOU SHOULD CONTACT THE ADMINISTRATOR AT THE ADDRESS OR PHONE NUMBER SET FORTH IN QUESTION 4.

You should be aware that since investments under the Plan are made as of specified dates, you lose any advantage that otherwise might be available from being able to select the timing of your investment. Neither the Company nor the Administrator can assure a profit or protect against a loss on shares of Capital One common stock purchased under the Plan.

Participants who are registered owners of Capital One common stock may also make automatic monthly investments of a specified amount (not less than $50 nor more than $10,000 per month) by electronic funds transfer from a predesignated U.S. bank account. A $1.00 transaction fee will be deducted from the amount withdrawn from the account prior to each investment. To initiate automatic monthly deductions, the Participant must complete and sign a Direct Debit Authorization form and return it to Computershare together with a voided blank check or a deposit form for the account from which funds are to be drawn. Direct Debit Authorization forms may be obtained from Computershare. You may also initiate automatic monthly investments by accessing your account through the Internet at www.computershare.com . Forms will be processed and become effective as promptly as practicable; however, you should allow four to six weeks for the first investment to be initiated using the automatic investment feature.

Once automatic monthly investment is initiated, funds will be drawn from the Participant’s designated bank account on the 15th of each month (or the next banking business day if the 15th is not a banking business day) for optional cash investments of $10,000 or less. Participants may change their automatic monthly investment by completing and submitting to Computershare a new Direct Debit Authorization form or by accessing their account through the Internet at www.computershare.com . To be effective with respect to a particular Investment Date, however, the new instructions must be received by Computershare at least six business days prior to such Investment Date. Automatic deductions will continue indefinitely until you notify the Administrator in writing or through the Internet that the automatic deductions are to stop.

When corresponding with the Administrator, please be sure to include your daytime telephone number and area code.

In the event that any check, draft or electronic funds transfer a Participant may tender or order as payment to the Administrator to purchase Capital One common stock is dishonored, refused or returned, the Participant agrees that the purchased shares when credited to such Participant’s account may be sold, on the Administrator’s order without the Participant’s consent or approval, to satisfy the amount owing on the purchase. The “amount owing” will include the purchase price paid, any purchase and sale transaction fees, any brokerage commissions and the Administrator’s returned check or failed electronic payment fee of $20.00. If the sale proceeds of purchased shares are insufficient to satisfy the amount owing, the Participant authorizes the Administrator to sell additional shares then credited to the Participant’s account as necessary to cover the amount owing, without further consent or authorization from the Participant. The Administrator may sell shares to cover an amount owing as a result of a Participant’s order in any manner consistent with applicable securities laws. Any sale for that purpose in a national securities market would be commercially reasonable. The Participant grants the Administrator a security interest in all shares credited to the Participant’s account including securities subsequently acquired and held or tendered for deposit, for purposes of securing any amount owing as described in this paragraph.

13.  What limitations apply to optional cash investments?

Minimum/Maximum Limits.    Optional cash investments are subject to a $50 minimum per month, and Capital One reserves the right to refuse to accept any optional cash investment in excess of $10,000 per month from any Participant or any related or associated group of Participants. Optional cash investments of less than $50 and that portion of any optional cash investment which exceeds the $10,000 monthly purchase limit, unless such limit has been waived, are subject to return to the Participant, without interest. Capital One reserves the right to waive such limits on optional cash investments in its sole discretion.

Request for Waiver.    Optional cash investments in excess of $10,000 per month may only be made pursuant to a written request for waiver (a “Request for Waiver”) approved by Capital One. There is no pre-established maximum limit applicable to optional cash investments that may be made pursuant to approved Requests for Waiver. Capital One expects to grant Requests for Waiver to financial intermediaries, including brokers and dealers, and other Participants from time to time. To submit an optional cash payment in excess of $10,000 for any monthly period, a Participant must submit a written Request for Waiver, specifying the proposed investment amount(s), Pricing Period(s), calculation of the Purchase Price(s) and Investment Date(s), no later than two (2) business days prior to the commencement of the requested Pricing Period(s). It is solely within Capital One’s discretion as to whether any such approval in excess of the allowable maximum amounts will be granted. In deciding whether to approve such a request, Capital One will consider relevant factors including, but not limited to (a) whether it is then selling newly issued shares of common stock and/or treasury shares or acquiring shares for the Plan through open market purchases or privately negotiated transactions, (b) Capital One’s need for additional funds, (c) the attractiveness of obtaining such funds by the sale of common stock by comparison to other sources of funds, (d) the purchase price likely to apply to any sale of common stock, (e) the Participant submitting the request, including the extent and nature of such Participant’s prior participation in the Plan, and the number of shares of Capital One common stock held of record and/or beneficially by such Participant, and (f) the aggregate amount, if any, of optional cash investments in excess of the allowable maximum amounts for which requests have been submitted by all Participants. If such requests are submitted for any monthly period for an aggregate amount in excess of the amount Capital One is willing to accept, Capital

One may honor such requests in order of receipt, pro rata or by any other method which Capital One determines to be appropriate.

To obtain a Request for Waiver form, please contact Capital One at (703) 720-2218. Completed Requests for Waiver should be sent to Capital One at 1680 Capital One Drive, McLean, VA 22102, Attention: Treasurer or by facsimile to (703) 720-2165. If Capital One approves your Request for Waiver, then you must send the Administrator a copy of the written waiver approval, together with your optional cash investment in good funds, by 2:00 p.m., Eastern time, on or before the business day prior to the first day of the relevant Pricing Period described in the approved Request for Waiver.

The Plan may also be used by Capital One to raise additional capital through the sale each month of a portion of the shares available for issuance under the Plan to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These sales will be effected through Capital One’s ability to approve Requests for Waiver. To the extent shares are purchased from Capital One under the Plan, Capital One will receive additional funds for general corporate purposes. The Plan is intended for the benefit of investors in Capital One and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of Capital One common stock.

Capital One reserves the rights to modify, suspend or discontinue participation in the Plan by otherwise eligible holders or beneficial owners of Capital One common stock in order to eliminate practices which are not consistent with the purposes of the Plan.

Threshold Price.    Unless it waives its right to do so, Capital One may establish for any Investment Date a minimum price (the “Threshold Price”) for purchasing shares with optional cash investments made pursuant to written Requests for Waiver. Capital One will, at least two (2) business days prior to the commencement of the Pricing Period for an Investment Date, determine whether to establish a Threshold Price and, if a Threshold Price is established, its amount and so notify the Administrator. The determination whether to establish a Threshold Price and, if a Threshold Price is established, its amount will be made by Capital One at its discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs.

The Threshold Price for optional cash investments made pursuant to written Requests for Waiver, if established for any Investment Date, will be a stated dollar amount that the average of the high and low sales prices of Capital One’s common stock on the Exchange for each Trading Day of the relevant Pricing Period (not adjusted for discounts, if any) must equal or exceed. If the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that Trading Day and the trading prices for that day will be excluded from that Pricing Period and a pro rata portion of the Participant’s cash will be returned, without interest. Thus, for example, if an approved Request for Waiver specifies that the Pricing Period is one day (that is, the Investment Date) and the Threshold Price is not satisfied on that day, then no investment will be made and the Participant’s cash will be returned in full. Likewise, if the Threshold Price is not satisfied for two of the five Trading Days in a particular Pricing Period, then the average sales price for purchases and the amount of optional cash investments which may be invested will be based upon the remaining three Trading Days when the Threshold Price is satisfied. In such case, for each Trading Day on which the Threshold Price is not satisfied, one-fifth of the optional cash investment made by a Participant pursuant to a Request for Waiver would be returned to such Participant, without interest, as soon as practicable after the applicable Investment Date. Similarly, a pro rata portion of the Participant’s cash will be returned if there are fewer Trading Days prior to the Investment Date than are specified as the Pricing Period in the Request for Waiver or if no trades in Capital One common stock are reported on the Exchange for a Trading Day during the Pricing Period, due to a market disruption or for any other reason.

The Threshold Price concept and return procedure discussed above apply only to optional cash investments made pursuant to written Requests for Waiver. Setting a Threshold Price for an Investment Date shall not affect the setting of a Threshold Price for any subsequent Investment Date.

For any particular Investment Date, Capital One may waive its right to set a Threshold Price for optional cash investments that exceed $10,000. Neither Capital One nor the Administrator shall be required to provide any written notice to Participants as to the Threshold Price for any Investment Date. Participants, however, may ascertain whether the Threshold Price applicable to an Investment Date pursuant to a Request for Waiver has been set or waived, as applicable, by telephoning Capital One at (703) 720-2218.

Waiver Discount.    At least two (2) business days prior to the commencement of each Pricing Period, Capital One may, in its sole discretion, establish a discount from the Purchase Price applicable to optional cash investments made pursuant to written Requests for Waiver. Such discount (the “Waiver Discount”) will be between 0% and 5% of the Purchase Price and may vary for each Investment Date, but once established will apply uniformly to the full amount of all optional cash investments made pursuant to Requests for Waiver for that Investment Date. The Waiver Discount will be established in Capital One’s sole discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs. Participants may ascertain whether a Waiver Discount is applicable to an Investment Date by telephoning Capital One at (703) 720-2218. Setting a Waiver Discount for a particular Investment Date shall not affect the setting of a Waiver Discount for any subsequent Investment Date. The Waiver Discount feature discussed above applies only to optional cash investments made pursuant to written Requests for Waiver and does not apply to the reinvestment of cash dividends or optional cash investments of $10,000 or less.

14.  Under what circumstances will optional cash investments be returned?

Optional cash investments of less than $50 and that portion of any optional cash investment which exceeds the allowable maximum amount (unless the subject of a Request for Waiver that has been granted by Capital One) will be returned promptly without interest. See Question 13 regarding the minimum/maximum monthly purchase limits and the return of payments if those limits are not satisfied. In addition, the portion of any optional cash investments in excess of $10,000 pursuant to Requests for Waiver will be returned following any Investment Date on which the Threshold Price is not satisfied. See Question 13 regarding the Threshold Price and the return of such investments.

15.  What if I have more than one account?

For the purpose of the limitations discussed in Question 13, Capital One may aggregate all reinvestment dividends and optional cash investments for Participants with more than one account using the same Social Security or Taxpayer Identification Number. Participants unable to supply a Social Security or Taxpayer Identification Number may be limited by Capital One to only one account.

Also for the purpose of such limitations, all accounts which Capital One believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless Capital One has determined that reinvestment of dividends and optional cash investments for each such account would be consistent with the purposes of the Plan, Capital One will have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts. See Question 13.

CERTIFICATES

16.  Will certificates be issued for share purchases?

All shares purchased on behalf of a Participant through the Plan will be recorded in uncertificated form in each Participant’s account. A Participant can, however, at any time and without charge, obtain a certificate for all or part of the whole shares of common stock credited to the Participant’s Plan account by accessing his or her account through the Internet at www.computershare.com , or by writing or calling the Administrator. No certificates for fractional shares will be issued. If you request a certificate for all full shares credited to your account, a certificate will be issued for the whole shares and a cash payment will be made for any remaining fractional share. That cash payment will be based upon the then-current market value of the shares, less any service charge and processing fees.

Receiving certificated shares from your account does not affect your dividend reinvestment option. For example, if you authorized full dividend reinvestment, cash dividends with respect to shares issued in certificate form will continue to be reinvested.

17.  May I add shares of Capital One common stock to my account by transferring stock certificates in my possession?

You also may send the Administrator your other Capital One common stock certificates for safekeeping free of charge. By making such a deposit, you will be relieved of the responsibility for loss, theft or destruction of the certificates. If you wish to deposit your Capital One common stock certificates, you must mail them along with a request to the Administrator to hold your certificates for safekeeping. The certificates should not be endorsed. You should mail the certificates to the Administrator at the address provided in Question 4. Certificates should be mailed by registered or certified mail, return receipt requested, or some other form of traceable mail, and properly insured. The Administrator will promptly send you a statement confirming each deposit of your common stock certificates.

You may withdraw shares deposited for safekeeping by accessing your account online at www.computershare.com or by making a request in writing or by telephone to the Administrator as described in Question 20. The Administrator will issue new, differently numbered certificates whenever certificates are issued to you, either upon your request or upon discontinuation of participation. Shares acquired by the reinvestment of dividends on any such withdrawn shares (and on any other shares subsequently acquired by you) will continue to be reinvested or paid out, as previously directed, unless you provide contrary written instructions or a new Enrollment Form as described in Question 7.

SALE OF SHARES

18.  Can I sell shares credited to my account?

Following receipt of written, Internet or telephone instructions from you, the Administrator will sell some or all of your shares credited to your account (including shares deposited with the Plan for safekeeping) and will remit to you a check for the proceeds of such sale, less a processing fee, service fee and any applicable taxes. The Administrator will attempt to process Participants’ orders on the day they are received, and no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading. The sale price for shares so sold will be the market price received from the sale of such shares. This procedure for selling shares may be particularly attractive to holders of small amounts of Capital One common stock, because the Plan can combine odd lots and small numbers of shares into larger blocks to be sold, and thereby take advantage of lower brokerage costs than might otherwise be available to individual Participants in the sale of their shares. All sale requests having an anticipated market value of $25,000.00 or more must be submitted in written form.

REPORTS

19.  What reports will be sent to me if I participate in the Plan?

Unless you are participating in the Plan through your broker, bank or nominee, you will receive from the Administrator a detailed statement of your account following each dividend reinvestment and account transaction. These detailed statements will show total cash dividends received, total optional cash investments received, total shares purchased (including fractional shares), price paid per share, and total shares credited to your account. These statements should be retained by you to determine your tax cost basis for shares purchased. See Question 21. If you are participating in the Plan through your broker, bank or other nominee, you should contact such party regarding a statement of your interests in the Plan.

WITHDRAWAL

20.  How may I discontinue dividend reinvestment?

You may discontinue reinvestment of cash dividends under the Plan at any time by telephone or written notice to the Administrator or by accessing your account through the Internet at www.computershare.com . If a notice to discontinue is received by the Administrator after the Record Date for a dividend payment, the Administrator, in its sole discretion, may either pay such dividend in cash or reinvest it in shares on behalf of the discontinuing Participant. If such dividend is reinvested, the Administrator may sell the shares purchased and remit the proceeds to the Participant, less any processing fee, any service fee and any applicable taxes. After processing your request to discontinue dividend reinvestment, any shares credited to your Plan account will continue to be held in book-entry form. Dividends on any shares held in book-entry form, and on any shares held in certificated form, will be paid in cash.

TAXES

21.  What are the federal income tax consequences of participating in the Plan?

The following is a summary of certain U.S. federal income tax consequences regarding the Plan. This summary is based on current law and may be affected by future legislation, Internal Revenue Service rulings and other administrative pronouncements, income tax regulations, and court decisions. This discussion does not purport to deal with all aspects of taxation that may be relevant to you in light of your circumstances, or if you are a type of investor who is subject to special treatment under U.S. federal income tax law (including, without limitation, insurance companies, partnerships, tax-exempt organizations, financial institutions, broker dealers, foreign corporations and persons who are not citizens or residents of the United States). You should consult with your own tax advisor regarding the specific tax consequences (including the federal, state, local, foreign and other tax consequences) of participating in the Plan, and of potential changes in applicable tax laws.

In general, the amount of cash dividends paid by Capital One will be includable in your income even though reinvested under the Plan. When your dividends are reinvested to acquire shares (including any fractional share) directly from us, you will be treated as having received on the dividend payment date a taxable dividend in an amount equal to the fair market value of our common stock purchased for your account under the Plan. When your dividends are reinvested to acquire shares (including any fractional share) purchased in market transactions, you will be treated as having received a taxable dividend equal to the amount of cash dividends used to make those purchases, plus the amount of any brokerage fees paid by us in connection with those purchases. You should be aware that, when we pay brokerage fees on your behalf for shares purchased in market transactions, the taxable income recognized by you as a participant in the Plan will be greater than the taxable income that would have resulted solely from the receipt of the dividend in cash.

If you make optional investments that are subject to a waiver discount, you may be treated as having received an additional dividend distribution equal to the excess, if any, of the fair market value of the shares acquired on the Investment Date over the amount of your optional investment. Although the Internal Revenue Service has issued private letter rulings on plans similar to the Plan which ruled that shareholders making optional investments will not be treated as having received such dividend income if the shareholders are not also participants in the dividend reinvestment aspect of the plan, private letter rulings are not precedent and may not be relied upon by persons other than the taxpayers to which they are issued. Participants who make optional cash investments to purchase Capital One common stock subject to a waiver discount should consult with their own tax advisors regarding consequences of the investment.

We will report to you for tax purposes the dividends to be credited to your account as well as brokerage costs incurred by us on your behalf. Such information will also be furnished to the Internal Revenue Service to the extent required by law.

The tax basis of shares acquired through the reinvestment of dividends pursuant to the Plan will generally equal the amount of distributions you are treated as receiving, as described above. The tax basis of shares purchased with optional investments will be equal to the amount of those investments increased by the amount of any additional dividend that you are treated as having received as a result of a waiver discount. The tax basis of shares purchased in the open market to satisfy Plan requirements will be increased by the amount of any brokerage fees incurred by the Plan on your behalf. The holding period for shares acquired under the Plan (including any fractional share) generally will begin on the date after the date on which the shares are purchased and credited to your Plan account, regardless of the source of purchase. Consequently, shares of our common stock acquired at different times will have different holding periods.

Upon the sale of either a portion or all of your shares from the Plan, you may recognize a capital gain or loss based on the difference between the sales proceeds and the tax basis in the shares sold, including any fractional share. Such capital gain or loss will be long-term capital gain or loss if your holding period for your shares or fractional share exceeded the Internal Revenue Code’s applicable period (currently one year) at the time of disposition.

The Administrator may be required to withhold from dividends paid or proceeds from the disposition of shares the appropriate amount determined in accordance with Internal Revenue Code and applicable Treasury Regulations. Plan participants who are not United States persons for U.S. federal income tax purposes generally are subject to a withholding tax on dividends that are reinvested in the Plan. In addition, Plan participants may be subject to certain backup withholding on dividends reinvested in the Plan and proceeds from the disposition of the shares, unless the Plan participant provides us or the Administrator with a correct taxpayer identification number and otherwise complies with applicable certification requirements (e.g., completing an IRS form W-9 or other applicable IRS form which can be obtained from the Administrator) and we have been informed by the Internal Revenue Service that the participant is subject to backup withholding. If you are subject to withholding taxes, we will withhold the required taxes from the gross dividends and from the proceeds from the sale of shares. The dividends and proceeds received by you, or dividends reinvested on your behalf, will be net of the required taxes.

OTHER PROVISIONS

22.  What happens if I sell or transfer shares of stock or acquire additional shares of stock?

If you have elected the “Full Dividend Reinvestment” option under the Plan and subsequently sell or transfer all or any part of the shares registered in your name (either held in certificated form or credited to your account), automatic reinvestment will continue as long as there are shares registered in your name or until discontinuation of dividend reinvestment. Similarly, if you have elected the “Full Dividend Reinvestment” option under the Plan and subsequently acquire additional shares, dividends paid on such shares will automatically be reinvested until discontinuation of dividend reinvestment. If you have elected the “Partial Dividends Paid in Cash” option and subsequently acquire additional shares, dividends paid on such shares will be automatically reinvested under the Plan. See Question 7.

23.  How will my shares be voted?

In connection with the exercise of shareholder voting rights, you will receive a proxy card representing any shares you hold and/or any full shares credited to your account. All such shares will be voted as designated by you on the proxy card. If you do not vote by proxy or in person, then your shares will not be voted.

24.  Who pays the expenses of the Plan?

There are no processing fees or service fees on newly issued shares or treasury shares purchased from Capital One for your account. Processing fees include the applicable brokerage commissions that the Administrator is required to pay. Processing fees on shares purchased on the open market for your account will be paid by Capital One and, for tax purposes, these commissions will be considered as additional dividend income to you. All costs of administering the Plan will be paid by Capital One. If you elect to make optional cash investments through automatic monthly deductions from a U.S. bank account, you will have a $1.00 service fee deducted from the amount withdrawn prior to each investment. If you elect to sell shares credited to your account, you will incur a service fee of $15.00 per sale and a processing fee of $0.12 per share sold.

25.  What are the responsibilities of Capital One or the Administrator under the Plan?

Neither Capital One nor the Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of a failure to cease dividend reinvestment for your account upon your death or adjudicated incompetence prior to the receipt of notice in writing of such death or adjudicated incompetence, the prices at which shares are purchased or sold for your account, the times when purchases or sales are made or fluctuations in the market value of Capital One’s common stock. Neither Capital One nor the Administrator has any duties, responsibilities or liabilities except those expressly set forth in the Plan. The Plan does not limit your right to sue under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934.

YOU SHOULD RECOGNIZE THAT CAPITAL ONE CANNOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON SHARES YOU PURCHASED UNDER THE PLAN.

26.  What happens if Capital One issues a stock dividend or declares a stock split?

Any common stock distributed by Capital One as a result of a stock dividend or a stock split on shares credited to your account or held by you in certificated form will be credited to your account. All whole shares of Capital One common stock carry an attached right to purchase, in certain circumstances, shares of Capital One preferred stock. In the event that Capital One makes available to holders of its common stock rights to purchase additional shares of common stock or other securities, you will receive such rights based upon the total number of whole shares registered in your name and credited to your account.

27.  May the Plan be changed or terminated?

While the Plan is intended to continue indefinitely, Capital One reserves the right to amend, modify, suspend or terminate the Plan at any time. You will be notified in writing of any modifications made to the Plan.

USE OF PROCEEDS

The proceeds to Capital One from the issuance of shares of common stock pursuant to the Plan will be used for general corporate purposes.

INDEMNIFICATION UNDER THE SECURITIES ACT

Except in limited circumstances, Capital One is required by provisions in its Restated Certificate of Incorporation to indemnify its directors and officers against liability incurred by them as a result of their service in those capacities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Capital One pursuant to the foregoing provisions, Capital One has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

COMMON STOCK DIVIDENDS AND PRICE RANGE

Capital One has paid cash dividends on its common stock for each full quarter since the common stock became publicly held on November 22, 1994. Such dividends were paid in the following quarterly amounts per share for the last year:

2007
Second Quarter	$0.02667
Third Quarter	$0.02667
Fourth Quarter	$0.02667
2008
First Quarter	$0.37500
Second Quarter	$0.37500
Third Quarter	$0.37500

The following table shows the high and low sales prices of the common stock during the past three years as reported on the New York Stock Exchange’s composite tape by The Wall Street Journal.

Year	High	Low
2005
First Quarter	74.710	73.680
Second Quarter	80.520	78.350
Third Quarter	79.850	78.840
Fourth Quarter	86.690	85.910
2006
First Quarter	81.790	80.360
Second Quarter	87.110	85.450
Third Quarter	80.680	78.550
Fourth Quarter	78.200	76.800
2007
First Quarter	82.170	74.000
Second Quarter	82.630	70.240
Third Quarter	82.250	66.300
Fourth Quarter	73.590	50.05
2008
First Quarter	59.290	41.100
Second Quarter	57.680	37.310
Third Quarter	63.500	30.930

The last reported sales price of the common stock on the Exchange on November 24, 2008 was $31.75 per share.

The price of common stock varies over time and neither the price of the common stock nor the dividends paid upon the common stock are guaranteed by any governmental authority or otherwise.

LEGAL MATTERS

Certain legal matters with regard to the common stock have been passed upon by Gibson, Dunn & Crutcher LLP.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements incorporated by reference in our Annual Report on form 10-K for the year ended December 31, 2007 as set forth in their report, which is incorporated by reference in this Prospectus Supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This Prospectus Supplement is part of a Registration Statement Capital One has filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 with respect to the shares of common stock being offered by this Prospectus Supplement (the “Registration Statement”). The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Capital One and Capital One’s common stock. The Commission’s rules and regulations allow us to omit certain information included in the Registration Statement from this Prospectus Supplement. The Registration Statement may be inspected by anyone without charge at the Commission’s principal office at 100 F Street, N.E., Washington, D.C. 20549.

In addition, Capital One files reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room at rates determined by the Commission. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-732-0330.

You can also inspect reports, proxy statements and other information that Capital One has filed electronically with the Commission at the Commission’s web site at http://www.sec.gov and at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The Commission allows companies to “incorporate by reference” information into this Prospectus Supplement. This means that Capital One can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this Prospectus Supplement, except for any information that is superseded by information that is included directly in this document.

This Prospectus Supplement incorporates by reference the documents listed below that Capital One has previously filed with the Commission only to the extent that the information contained therein is deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934. They contain important information about Capital One and its financial condition.

Company Filings	Period
Annual Report on Form 10-K	Year ended December, 31, 2007

Quarterly Reports on Form 10-Q or Form 10-Q/A	Quarter ended March 31, 2008
Quarter ended June 30, 2008
Quarter ended September 30, 2008

Current Reports on Form 8-K or Form 8-K/A	Filed:
January 10, 2008
January 23, 2008
February 5, 2008
February 5, 2008
February 5, 2008
April 17, 2008
April 29, 2008
September 24, 2008 (provided, that any information furnished (but not filed) under Item 2.02 or 7.01 shall not be incorporated by reference)
September 24, 2008
September 26, 2008
October 3, 2008
October 27, 2008
November 3, 2008
November 18, 2008

Proxy	March 28, 2008

Description of the Company’s Common Stock on Amendment No. 1 to Form 8-A	Dated October 17, 1994

Description of the Company’s Preferred Stock purchase rights on Form 8-A	Dated November 16, 1995

Capital One also incorporates by reference additional documents that it may file with the Commission after the date of this Prospectus Supplement. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Documents incorporated by reference are available from Capital One without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Prospectus Supplement. You can obtain documents incorporated by reference in this Prospectus Supplement by requesting them in writing or by telephone from Capital One at the following address:

Capital One Financial Corporation

Investor Relations Department

1680 Capital One Drive

Suite 1300

McLean, Virginia 22102-3491

Telephone: (703) 720-1000

PROSPECTUS

Capital One Financial Corporation

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Purchase Contracts

Units

Capital One Capital II

Capital One Capital III

Capital One Capital IV

Trust Preferred Securities

Fully and unconditionally guaranteed, as described in this prospectus, by

Capital One Financial Corporation

Capital One Financial Corporation from time to time may offer to sell debt securities, preferred stock, either separately or represented by depositary shares, common stock and purchase contracts, either individually or in units. Capital One Capital II, Capital One Capital III and Capital One Capital IV from time to time may offer to sell trust securities and use the proceeds of these sales to purchase junior subordinated debt securities from Capital One Financial Corporation.

We will provide specific terms of these securities in supplements to this prospectus.

You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell any of the securities unless it is accompanied by a prospectus supplement.

These securities are not deposits or savings accounts or other obligations of a bank. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 9, 2006.

ABOUT THIS PROSPECTUS

In this prospectus, “we,” “our,” “us,” or “the Corporation,” each refer to Capital One Financial Corporation, and “trust” or “trusts” refer to one or all of the trusts.

This prospectus is part of a registration statement (No. 333-133943) that we and the trusts have filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. This prospectus provides you with a general description of the securities we and the trusts may issue and sell. Each time we or the trusts issue and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the prospectus supplement applicable to any offering, together with the additional information described under the heading “Where You Can Find More Information” below.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include information relating to our future earnings per share, growth in managed loans outstanding, product mix, segment growth, managed revenue margin, funding costs, operations costs, employment growth, marketing expense, delinquencies and charge-offs. Forward-looking statements also include statements using words such as “expect,” “anticipate,” “hope,” “intend,” “plan,” “believe,” “estimate” or similar expressions. We have based these forward-looking statements on our current plans, estimates and projections, and you should not unduly rely on them.

Numerous factors could cause our actual results to differ materially from those described in forward-looking statements, including, among other things:

•

we face intense competition, including competitive product and pricing pressures, from many other providers of credit cards and other consumer financial products and services, in all of our markets, including in our credit card activities, auto financing, small business lending, home lending and installment loan activities as well as in our international markets;

•	we face strategic risks in sustaining our growth and pursuing diversification;

•	we may experience increased delinquencies and credit losses, including due to customers’ bankruptcies;

•	we face risk from economic downturns;

•	reputational risk and social factors may impact our results;

•	we face risk related to the strength of our operational, technology and organizational infrastructure;

•	we may face limited availability of financing, variation in our funding costs and uncertainty in our securitization financing;

•	we may experience changes in our debt ratings;

•	we face exposure from our unused customer credit lines;

•	we face market risk of interest rate and exchange rate fluctuations;

•

we face the risk of a complex and changing regulatory and legal environment, including changes in law, changes in fiscal, monetary, regulatory and tax policies and concerning the gaining of regulatory approvals when required;

•	fluctuations in our expenses and other costs may hurt our financial results;

•	we face risks related to acquisitions and integrations of acquired businesses; and

•

other factors listed from time to time in reports we file with the SEC, including, but not limited to, factors set forth under the caption “Risk Factors” in any prospectus supplement and our Annual Report on Form 10-K for the year ended December 31, 2005.

You should carefully consider the factors referred to above in evaluating these forward-looking statements.

We caution you that any such forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions, including the risk factors referred to above. Our future performance and actual results may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we have filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities described in this prospectus. The SEC’s rules and regulations allow us to omit certain information included in the registration statement from this prospectus. The registration statement may be inspected by anyone without charge at the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549.

In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may also obtain copies of this information by mail from the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at rates determined by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also inspect reports, proxy statements and other information that we have filed electronically with the SEC at the SEC’s web site at http://www.sec.gov. These documents can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus and any prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus and any prospectus supplement. Any information incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus and any information incorporated by reference in any prospectus supplement will automatically update and supersede information contained in this prospectus and any prospectus supplement. Our SEC file number is 001-13300.

We are incorporating by reference in this prospectus the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 2, 2006, and an Amendment to the Annual Report on Form 10-K/A, filed on April 12, 2006;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed on May 4, 2006;

•	our Current Reports on Form 8-K filed on January 9, 2006, January 19, 2006, February 16, 2006, March 13, 2006, March 16, 2006 and April 20, 2006;

•	our definitive proxy statement[1] filed on March 23, 2006; and

•	the description of our common stock on amendment no. 1 to Form 8-A, dated October 17, 1994.

[1]

The information referred to in Item 402(a)(8) of Regulation S-K and paragraph (d)(3) of Item 7 of Schedule 14A promulgated by the SEC shall not be deemed to be specifically incorporated by reference into this prospectus.

You can obtain copies of documents incorporated by reference in this prospectus, without charge, by requesting them in writing or by telephone from us at Capital One Financial Corporation, Investor Relations Department, 1680 Capital One Drive, McLean, Virginia 22102, telephone (703) 720-2455.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Neither we nor the trusts have authorized anyone else to provide you with different information. Neither we nor the trusts are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document.

Our common stock is listed on the New York Stock Exchange under the symbol “COF”. Our principal executive office is located at 1680 Capital One Drive, McLean, Virginia 22102 (telephone number (703) 720-1000). We maintain a website at www.capitalone.com. The information on our website is not part of this prospectus nor is it incorporated by reference. Documents available on our website include our (i) Code of Business Conduct and Ethics, (ii) Corporate Governance Principles; and (iii) charters for the Audit and Risk, Compensation, Finance, and Governance and Nominating Committees.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated:

	Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Ratio of Earnings to Fixed Charges:
Including Interest on Deposits	2.96	2.65	2.37	2.31	2.13	1.98	1.87
Excluding Interest on Deposits	5.87	4.68	4.20	3.99	3.59	3.19	2.89

The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges less interest capitalized during such period, net of amortization of previously capitalized interest, by fixed charges. Fixed charges consist of interest, expensed or capitalized, on borrowings (including or excluding deposits, as applicable), and the portion of rental expense which is deemed representative. As of the date of this prospectus, we have no preferred stock outstanding and accordingly, the ratio of earnings to fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges and is not disclosed separately.

USE OF PROCEEDS

Except as otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities for general corporate purposes in the ordinary course of our business, including the reduction of short–term debt, possible acquisitions, investments in, or extensions of credit to, our subsidiaries and investments in securities. Each of the trusts will invest all proceeds received from the sale of its trust preferred and common securities to acquire a series of corresponding junior subordinated debt securities issued by us, which we call the “junior subordinated debt securities.”

We may temporarily invest any funds not required immediately for purposes described above in short-term marketable securities. Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings (in addition to our funding activities in the ordinary course of business) of a character and amount to be determined as the need arises. For current information, look at our current filings with the SEC. See “Where You Can Find More Information.”

DESCRIPTION OF DEBT SECURITIES

We may from time to time issue and sell debt securities which will be our direct unsecured general obligations. These debt securities are described below and will be senior debt securities or subordinated debt securities and any senior or subordinated debt securities that may be part of a unit, all of which are called debt securities. The senior debt securities and the subordinated debt securities will be issued under one or more separate indentures between us and BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank), as trustee, or another indenture trustee named in the applicable prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture, and in some cases pursuant to a supplemental indenture thereto. Together, the senior indenture and the subordinated indenture are called the indentures, and the senior indenture trustee and the subordinated indenture trustee are called the indenture trustees.

We have summarized selected provisions of the indentures below. The summary is not complete and does not describe every aspect of the indentures. A copy of the senior indenture and the form of subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part and have been qualified or will be qualified as indentures under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also consider applicable provisions of the Trust Indenture Act. In the summary below, we have included references to section numbers so that you can easily locate these provisions. The particular terms of any debt securities we offer will be described in the related prospectus supplement, along with any applicable modifications of or additions to the general terms of the debt securities described below and in the indentures. For a description of the terms of any series of debt securities, you should also review both the prospectus supplement relating to that series and the description of the debt securities set forth in this prospectus before making an investment decision. Capitalized terms used in the summary have the meanings specified in the applicable indenture.

As of the date of this prospectus, we have a total of $2,287,500,000 in aggregate principal amount of debt securities outstanding under the senior indenture.

As of the date of this prospectus, we have not issued any series of debt securities under the subordinated indenture.

General

The debt securities will be our direct unsecured obligations. The indentures do not significantly limit our operations. In particular, they do not:

•	limit the amount of debt securities that we can issue under the indentures;

•	limit the number of series of debt securities that we can issue from time to time;

•	limit or otherwise restrict the total amount of debt that we or our subsidiaries may incur or the amount of other securities that we may issue;

•	require us or an acquiror to repurchase debt securities in the event of a “change in control”; or

•

contain any covenant or other provision that is specifically intended to afford any holder of the debt securities any protection in the event of highly leveraged transactions or similar transactions involving us or our subsidiaries.

The senior debt securities will rank equally with all of our other unsecured unsubordinated indebtedness. The subordinated debt securities will have a position junior to all of our senior indebtedness.

Because we are a holding company, dividends and fees from our subsidiaries are our principal source of revenues from which to repay the debt securities. Our subsidiaries engaged in the banking or credit card business can only pay dividends if they are in compliance with applicable United States federal and state regulatory requirements. Our right to participate in any asset distribution of any of our subsidiaries, including the Bank and the Savings Bank, on liquidation, reorganization or otherwise, will rank junior to the rights of all creditors of that subsidiary (except to the extent that we may ourselves be an unsubordinated creditor of that subsidiary). As a result the rights of holders of debt securities to benefit from those distributions will also be junior to the rights of all creditors of our subsidiaries. Consequently, the debt securities will be effectively subordinated to all liabilities of our subsidiaries. The Bank and the Savings Bank are subject to claims by creditors for long-term and short-term debt obligations, including deposit liabilities, obligations for federal funds purchased and securities sold under repurchase agreements. There are also various legal limitations on the extent to which the Bank and the Savings Bank may pay dividends or otherwise supply funds to us or our other affiliates.

Terms

A prospectus supplement relating to the offering of any series of debt securities will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title, series, form and type of the offered debt securities;

•	whether the offered debt securities will be senior or subordinated debt;

•	the indenture under which the offered debt securities are being issued;

•	whether the offered debt securities are to be issued in registered form, bearer form or both;

•	the aggregate principal amount of the offered debt securities and any limit upon the aggregate principal amount of the debt securities of such title or series;

•

the date or dates (including the maturity date) or method, if any, for determining such dates, on which the principal of the offered debt securities will be payable (and any provisions relating to extending or shortening the date on which the principal of the offered debt securities is payable);

•

the interest rate, or method, if any, for determining the interest rate, the date or dates from which interest will accrue, or method, if any, for determining such dates, the interest payment dates, if any, on which interest will be payable, and whether and under what circumstances additional amounts on the offered debt securities will be payable; the manner in which payments with respect to the offered debt securities will be made; and the place or places where principal or, premium, if any, interest and additional amount, if any, will be payable;

•	whether the offered debt securities are redeemable at our option, and if so, the periods, prices, and other terms regarding such optional redemption;

•

whether we are obligated to redeem or repurchase the offered debt securities pursuant to any sinking fund or at the option of any holder thereof and, if so, the periods, prices, and other terms regarding such repurchase or redemption;

•	the denominations in which the offered debt securities will be issuable;

•

if other than the principal amount, the portion of the principal amount of the offered debt securities payable upon the acceleration of the maturity date or the method by which such portion is to be determined;

•

the currency for payment of principal, premium, interest and any additional amount with respect to the offered debt securities, whether the principal, premium, if any, interest or additional amounts, if any, with respect to the offered debt securities are to be payable, at our election or any holder’s election, in a currency other than that in which the offered debt securities are denominated, the period in which that election may be made and the time and manner of determining the applicable exchange rate;

•	the percentage of the principal amount or price at which the offered debt securities will be issued;

•

whether the amount of payments of principal of, premium, if any, interest on, or additional amounts, if any, with respect to the offered debt securities may be determined by reference to an index, formula or other method, and if so, the terms and conditions and the manner in which such amounts will be determined and paid or payable;

•	any changes to the covenants or additional events of default or covenants;

•

whether and upon what terms the offered debt securities may be defeased (which means that we would be discharged from our obligations by depositing sufficient cash or government securities to pay the principal, interest, any premiums and other sums due to the stated maturity date or a redemption date of the offered debt securities);

•	whether the offered debt securities will be convertible into our common stock and, if so, the initial conversion price, the periods and terms of the conversion or exchange; and

•	any other terms not inconsistent with the provisions of the indentures. (Section 301)

Form of the Debt Securities

The indentures provide that we may issue senior and subordinated debt securities in registered form, in bearer form or in both registered and bearer form. Unless we indicate otherwise in the applicable prospectus supplement, each series of senior and subordinated debt securities will be issued in registered form, without coupons. Holders of “registered form” securities are listed on the applicable indenture trustee’s register for the applicable debt securities. (Sections 201 and 305)

Unless we indicate otherwise in the applicable prospectus supplement, we will issue senior and subordinated debt securities in registered form, without coupons, in denominations of $1,000 or any integral multiple of $1,000. Unless we indicate otherwise in the applicable prospectus supplement, we will issue senior and subordinated debt securities in bearer form in denominations of $5,000 or any integral multiple of $5,000. There will be no service charge for any registration of transfer, exchange, redemption, or conversion of senior and subordinated debt securities, but we or the applicable indenture trustee may require the holder to pay any tax or other governmental charge that may be imposed in connection with any registration of a transfer or exchange of the senior or subordinated debt securities, other than certain exchanges not involving any transfer. (Sections 302 and 305)

If we issue the debt securities in bearer form, the debt securities will have interest coupons attached. “Bearer form” securities are payable to whomever physically holds them from time to time. Debt securities in bearer form will not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than through offices of certain United States financial institutions located outside the United States. Purchasers of debt securities in bearer form will be subject to certification procedures and may be affected by United States tax law limitations. These procedures and limitations will be described in the applicable prospectus supplement.

Registration, Transfer, Payment and Paying Agent

Unless we indicate otherwise in the applicable prospectus supplement, payments on the debt securities will be made at our office or agency maintained for that purpose. We have appointed an agency in New York, New York to make payments on the debt securities; however, we may change our agent from time to time. Any transfer of the debt securities will be registerable at the same place. In addition, we may choose to pay interest by check mailed to the address in the security register of the person in whose name the debt security is registered at the close of business on the applicable record date. (Sections 1002 and 307) Unless we indicate otherwise in the applicable prospectus supplement, any interest and any additional amounts with respect to any debt securities which is payable, but not punctually paid or duly provided for, may be paid to the holders as of a special record date fixed by the trustee or in any other lawful manner. (Section 307)

Unless we indicate otherwise in the applicable prospectus supplement, payments of principal, premium, if any, and interest on debt securities in bearer form will be made at the office outside the United States specified in the applicable prospectus supplement and as we may designate from time to time. Payment can also be made by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless we indicate otherwise in the applicable prospectus supplement, payment on debt securities in bearer form will be made only if the holder surrenders the coupon relating to the interest payment date. We will not make any payments on any debt security in bearer form at any office or agency in the United States, by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States. (Sections 1001 and 1002)

Global Debt Securities

Unless we indicate otherwise in the applicable prospectus supplement for a series of debt securities, each series of debt securities will be issued in global form, which means that we will deposit with the depositary identified in the applicable prospectus supplement (or its custodian) one or more certificates representing the entire series, as described below under “Book-Entry Procedures and Settlement.” Global debt securities may be issued in either temporary or permanent form. (Sections 201 and 203)

The applicable prospectus supplement will describe any limitations and restrictions relating to a series of global senior or subordinated debt securities.

Covenants

Under the senior indenture, we agree to the following:

•

Except as permitted as described in this prospectus under “Description of Debt Securities—Consolidation, Merger and Sale of Assets,” we will preserve and keep in full force and effect our corporate existence and the corporate existence of each of our significant subsidiaries (as defined below) and our rights (charter and statutory) and franchises and those of each of our significant subsidiaries. However, neither we nor any of our significant subsidiaries will be required to preserve any of these rights or franchises if we or the significant subsidiary, as the case may be, determine that the preservation of these rights or franchises is no longer desirable in the conduct of our or its business, as applicable, and that the loss of these rights or franchises is not disadvantageous in any material respect to the holders of the senior debt securities. (Section 1007)

•

The senior indenture contains a covenant by us limiting our ability to dispose of the voting stock of a significant subsidiary. A “significant subsidiary” is any of our majority-owned subsidiaries the consolidated assets of which (as reflected on our consolidated balance sheet) constitute 20% or more of our consolidated assets. This covenant generally provides that, except as permitted as described in this prospectus under “Description of Debt Securities—Consolidation, Merger and Sale of Assets,” as long as any of the senior debt securities are outstanding:

•

neither we nor any of our significant subsidiaries will sell, assign, transfer or otherwise dispose of the voting stock of a significant subsidiary or securities convertible into or options, warrants or rights to subscribe for or purchase such voting stock, and we will not permit a significant subsidiary to issue voting stock, or securities convertible into or options, warrants or rights to subscribe for or purchase such voting stock, in each case if, after giving effect to such transaction and to the issuance of the maximum number of shares of voting stock of the significant subsidiary issuable upon the exercise of all such convertibles securities, options, warrants or rights, such significant subsidiary would cease to be a controlled subsidiary (as defined below); and

•

we will not permit a significant subsidiary to merge or consolidate with or into any corporation unless the survivor is us or is, or upon consummation of the merger or consolidation will become, a controlled subsidiary, or to lease, sell or transfer all or substantially all of its properties and assets except to us or a controlled subsidiary or a person that upon such lease, sale or transfer will become a controlled subsidiary. (Section 1005)

A “controlled subsidiary” is a significant subsidiary at least 80% of the voting stock of which is owned by us and/or one or more of our controlled subsidiaries.

The limitations described above do not apply to certain transactions required by law, rule, regulation or governmental order (including as a condition to an acquisition of another entity by us) or to any sale or transfer of assets in a securitization transaction.

Under the subordinated indenture, we agree to the following:

•	Except as permitted as described in this prospectus under “Description of Debt Securities—Consolidation, Merger and Sale of Assets,” we will preserve and keep in full force and effect our corporate existence and our rights (charter and statutory) and franchises. However, we will not be required to preserve any of these rights or franchises if we determine that the preservation of these rights or franchises is no longer desirable in the conduct of our business and that the loss of these rights or franchises is not disadvantageous in any material respect to the holders of the subordinated debt securities. (Section 1007)

In addition, the senior indenture contains a covenant by us limiting our ability to create liens on the voting stock of a significant subsidiary. This covenant generally provides that, as long as any of the senior debt securities are outstanding, neither we nor any of our subsidiaries will create, assume or incur any pledge, encumbrance or lien upon a significant subsidiary’s voting stock, or upon securities convertible into or options, warrants or rights to subscribe for or purchase, a significant subsidiary’s voting stock, directly or indirectly, to secure indebtedness for borrowed money, if, treating such pledge, encumbrance or lien as a transfer of the significant subsidiary’s voting stock or securities convertible into or options, warrants or rights to subscribe for or purchase the significant subsidiary’s voting stock to the secured party (in each case after giving effect to such transaction and to the issuance of the maximum number of shares of voting stock of the significant subsidiary issuable upon the exercise of all such convertible securities, options, warrants or rights), the significant subsidiary would not continue to be a controlled subsidiary, unless the senior debt securities are equally and ratably secured with any and all such indebtedness by this pledge, encumbrance or lien. (Section 1006)

Subordination of Subordinated Debt Securities

Unless we indicate otherwise in the applicable prospectus supplement, the following provisions will apply to subordinated debt securities. Section references are to sections of the subordinated indenture.

Subordinated debt securities will be subordinated in right of payment to all “senior indebtedness,” as defined below. Payments on subordinated debt securities also will be effectively subordinated if:

•	we are involved in insolvency, bankruptcy or similar proceedings;

•

the maturity of any series of our subordinated debt securities is accelerated because of certain events of bankruptcy, insolvency or reorganization of us or a major depositary institution subsidiary; or

•

we fail to pay the principal of, premium, if any, or interest on any senior indebtedness when due, or an event of default occurs and is continuing with respect to any senior indebtedness permitting the holders of such senior indebtedness to declare the senior indebtedness due and payable prior to the date on which it would otherwise have become due and payable. (Section 1601)

Because of this subordination, some of our creditors may receive more, ratably, than holders of subordinated debt securities if we are insolvent.

After all payments have been made to the holders of senior indebtedness, any holders of subordinated debt securities will be subrogated to the rights of holders of senior indebtedness to receive payments or distributions of cash, property or securities of from us applicable to such senior indebtedness until all amounts owing on the subordinated debt securities have been paid in full. (Section 1602)

“Senior indebtedness” includes (1) the principal of and premium, if any, and interest, on, whether outstanding now or incurred later, (a) all indebtedness for money borrowed by us, including indebtedness of others that we guarantee, other than the subordinated debt securities and the junior subordinated debt securities and other indebtedness that is expressly stated as not senior, and (b) any amendments, renewals, extensions, modifications and refundings of any indebtedness, unless in either case the instrument evidencing the indebtedness provides that it is not senior in right of payment to the subordinated debt securities; (2) all our capital lease obligations and any synthetic lease or tax retention operating lease; (3) all our obligations issued or assumed as the deferred purchase price of property, and all conditional sale or title retention agreements, but excluding trade accounts payable in the ordinary course of business; (4) all our obligations, contingent or otherwise, in respect of any letters of credit, bankers acceptances, security purchase facilities and similar credit transactions; (5) all our obligations in respect of interest rate swap, cap or similar agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts, commodity contracts and other similar agreements; (6) all obligations of the type referred to in clauses (1) through (5) of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and (7) all obligations of the type referred to in clauses (1) through (6) of other persons secured by any lien on any our property or assets whether or not such obligation is assumed by us.

Senior indebtedness does not include (1) subordinated debt securities; (2) any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, subordinated debt securities; and (3) any indebtedness between or among us and our affiliates, including (a) any junior subordinated debt securities, (b) trust preferred securities guarantees and (c) all other debt securities and guarantees in respect of those debt securities, issued to any trust, or a trustee of such trust, partnership or other entity affiliated with us which is our financing vehicle in connection with the issuance by such financing vehicle of trust preferred securities or other securities guaranteed by us pursuant to an instrument that ranks on an equal basis with, or junior to, the trust preferred securities guarantees.

Consolidation, Merger and Sale of Assets

Each indenture generally permits a consolidation or merger between us and another corporation and the conveyance, transfer or lease by us of all or substantially all of our property or assets, in each case without the consent of the holders of any outstanding debt securities. However, each indenture requires that:

•

the successor or purchaser is a corporation organized under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes our obligations on the debt securities under the applicable indenture;

•

immediately after giving effect to the transaction, no event which, after notice or lapse of time, would become an event of default, will have occurred and be continuing pursuant to the applicable indenture; and

•

either we or the successor person has delivered to the applicable indenture trustee an officer’s certificate and an opinion of counsel stating the consolidation, merger, transfer or lease, as applicable, complied with these provisions and all conditions precedent of the applicable indenture. (Section 801)

The successor shall be substituted for us as if it had been an original party to the indentures and the debt securities. Thereafter, the successor may exercise our rights and powers under the indentures and the debt securities and except in the case of a lease, we will be released from all of our obligations and covenants under those documents. (Section 802)

Exchange of Debt Securities

Registered debt securities may be exchanged for an equal aggregate principal amount of registered debt securities of the same series containing identical terms and provisions in authorized denominations requested by the holders upon surrender of the registered debt securities at an office or agency that we maintain for that purpose and upon fulfillment of all other requirements set forth in the indentures. (Section 305)

Conversion and Exchangeability

The holders of debt securities that are convertible into our common stock or other securities will be entitled to convert the debt securities under some circumstances. The terms of any conversion will be described in the applicable prospectus supplement.

Events of Default

Unless we indicate otherwise in the applicable prospectus supplement for any series of debt securities, events of default with respect to any series of debt securities are:

•	failure to pay the interest or any additional amounts payable on any debt security of such series when due and continuance of that default for 30 days;

•	failure to pay the principal of or any premium on any debt security of such series when due and payable;

•	failure to deposit any sinking fund payment when and as due by the terms of any debt security of such series;

•

failure to perform or the breach of any covenant or warranty in the applicable indenture or the debt securities (other than a covenant or warranty included solely for the benefit of a series of debt securities other than such series) that continues for 60 days after we are given written notice by the trustee or we and the trustee are given written notice by the holders of at least 25% of the outstanding debt securities of such series;

•

in the case of the senior debt securities, any event of default under any mortgage, indenture or other instrument securing or evidencing any indebtedness of us or any significant subsidiary for money borrowed, resulting in such indebtedness in principal amount exceeding $10,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, if the acceleration is not rescinded or annulled within 30 days after written notice;

•

in the case of the senior debt securities, certain events of bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries and in the case of the subordinated debt securities, certain events of bankruptcy, insolvency or reorganization of us or a major depositary institution subsidiary; or

•	any other event of default included in any indenture or supplemental indenture. (Section 501)

If a default occurs with respect to any series of senior or subordinated debt securities, the applicable indenture trustee will give the holders of those debt securities notice of the default as and to the extent provided by the Trust Indenture Act. (Section 501)

If an event of default with respect to any series of senior debt securities occurs and continues, either the senior indenture trustee or the holders of not less than 25% of the aggregate principal amount of the outstanding senior debt securities of that series may declare the principal amount (or such lesser amount as may be provided for the senior debt securities of such series) of all the senior debt securities of that series to be due and payable immediately. Payment of the principal of subordinated debt securities may be accelerated only in the case of certain events of bankruptcy, insolvency or reorganization of us or one of our major depositary institution subsidiaries. Subordinated debt securities cannot be accelerated if we default in our performance of any other covenant, including payment of principal or interest. (Section 502)

Any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained the majority holders may, under certain circumstances, void the declaration. “Majority holders” are the holders of a majority of the aggregate principal amount of outstanding senior or subordinated debt securities of that series. (Section 502)

The majority holders may direct the time, method and place of conducting any proceeding for any remedy available to the applicable indenture trustee, or exercising any trust or power conferred on the applicable indenture trustee, for the senior or subordinated debt securities of that series. (Section 512). The applicable indenture trustee generally is not obligated to exercise any of its rights or powers under any senior or subordinated indenture at the request or direction of any of the holders, unless those holders offer the applicable indenture trustee reasonable indemnity. (Section 601)

A holder does not have the right to institute a proceeding with respect to the indenture, for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given written notice to the applicable indenture trustee of a continuing event of default;

•

the holders of not less than 25% of the aggregate principal amount of the outstanding debt securities of the applicable series have made a written request to the applicable indenture trustee to institute proceedings in respect of such event of default in its own name as trustee under the applicable indenture, and such holders have offered to the applicable indenture trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the applicable indenture trustee has failed to institute a proceeding within 60 days after receipt of such notice, request and offer of indemnity; and

•	the applicable indenture trustee has not received an inconsistent direction from the majority holders within such 60-day period. (Section 507)

However, these limitations do not apply to a suit for the enforcement of payment or conversion rights instituted on or after the respective due dates of the senior and subordinated debt securities of the applicable series. (Section 508)

Waivers of Certain Covenants and Past Defaults

The holders of not less than a majority of the aggregate principal amount of the outstanding senior and subordinated debt securities of each series may, on behalf of all holders of that series, waive our compliance with certain restrictive provisions of the applicable indenture. They also may waive any past default with respect to that series under the applicable indenture, except (1) a default in the payment of principal, premium or interest or any additional amounts or (2) a default in the performance of certain covenants which cannot be modified without the consent of all of the holders of the applicable series. (Sections 513 and 1008)

Amendments to the Indentures

Supplemental Indentures with Consent of Holders

Unless we indicate otherwise in the applicable prospectus supplement, we and the applicable trustee may modify or amend an indenture, with the consent of the holders of at least 66-2/3% in principal amount of each series of the senior or subordinated debt securities affected by the modification or amendment. However, no modification or amendment may, without the consent of each holder affected by the modification or amendment:

•	change the due date of the principal of, or any premium or installment of interest on, or any additional amounts with respect to any debt security;

•

reduce the principal amount of, or the rate of interest on, or any additional amounts or premium, if any, payable with respect to any debt security, or, except as otherwise permitted, change an obligation to pay additional amounts with respect to any debt security, or adversely affect the right of repayment at the option of any holder, if any;

•

change the place of payment, the currency in which the principal of, any premium, if any, or interest on, or any additional amounts with respect to any debt security is payable or impair the right to institute suit for the enforcement of any such payment on or after the due date thereof (or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of the holder, on or after the date for repayment);

•

reduce the percentage in principal amount of outstanding debt securities of any series the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the applicable indenture or certain defaults thereunder and their consequences) under the applicable indenture or reduce requirements for quorum or voting;

•

modify any of the provisions in the applicable indenture provisions described above under “—Waivers of Certain Covenants and Past Defaults” and in this section “Amendments to the Indentures—Supplemental Indentures with Consent of Holders,” except to increase any percentage in principal amount of outstanding debt securities of any series the consent of whose holders is required for a supplemental indenture or waiver, or to provide that certain other provisions of the applicable indenture cannot be modified or waived without the consent of the holders of each outstanding debt security affected thereby;

•	adversely affect the right of any holder to convert any convertible debt securities; or

•	in the case of the subordinated indenture, modify the subordination provisions in a manner adverse to the holders of the subordinated debt securities. (Section 902)

Supplemental Indentures without Consent of Holders

Except as otherwise provided in the applicable prospectus supplement, we and the applicable indenture trustee may modify and amend an indenture without the consent of any holder for any of the following purposes:

•	to evidence the succession of another person to us, and the assumption by the successor of our covenants in the applicable indenture and in the debt securities;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the applicable indenture;

•

to add or change any provisions of the applicable indenture to provide that bearer debt securities may be registrable as to principal, to change or eliminate restrictions on payments with respect to debt securities, to permit registered securities to be exchanged for bearer securities, to permit bearer securities to be exchanged for bearer securities of other authorized denominations or to permit or facilitate the issuance of securities in uncertificated form, provided any such action does not adversely affect the interests of the holders of any debt securities or related coupons in any material respect;

•	to establish the form or terms of debt securities of any series and any related coupons;

•

to evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any provisions of the applicable indenture as necessary to provide for or facilitate the administration of the trusts under the applicable indenture by more than one trustee;

•

to cure any ambiguity or to correct or supplement any provision in the applicable indenture that may be defective or inconsistent with any other provision of the applicable indenture, or to make any other provisions with respect to matters or questions arising under the applicable indenture which do not adversely affect the interests of the holders of any debt securities or related coupons in any material respect;

•	to modify the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities;

•	to add additional events of default with respect to all or any series of debt securities;

•

to supplement any of the provisions of the applicable indenture to the extent necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided the action does not adversely affect the interests of the holders of any debt securities of that series or related coupons or any other debt securities or related coupons in any material respect;

•	to secure the debt securities;

•

to amend or supplement any provision of the applicable indenture or any supplemental indenture, provided that the amendment or supplement does not materially adversely affect the interests of the holders of outstanding debt securities; and

•	to make certain provisions with respect to conversion rights. (Section 901)

Legal Defeasance and Covenant Defeasance

If the applicable prospectus supplement provides for defeasance, we may at any time elect to defease and will be deemed to have paid and discharged our obligations on the applicable debt securities if:

•	no event of default has occurred and is continuing, or would occur upon the giving of notice or lapse of time, at the time of the satisfaction and discharge;

•

either (1) we have irrevocably deposited with the applicable indenture trustee sufficient cash or government securities to pay when due all the principal of, premium, if any, interest on and additional amounts, if any, with respect to the applicable debt securities, through the stated maturity or redemption date of the applicable debt securities (or, in the case of debt securities which have become due and payable, through the date of such deposit), or (2) we have properly fulfilled such other means of satisfaction and discharge as is provided in or pursuant to the applicable indenture for the applicable debt securities;

•	we have paid all other sums payable under the applicable indenture with respect to the applicable debt securities and any related coupons;

•

we have delivered to the applicable trustee a certificate of our independent public accountants certifying as to the sufficiency of the amounts deposited by us, and an officers’ certificate and opinion of counsel as required by the applicable indenture; and

•

we have delivered to the applicable trustee an opinion of counsel to the effect that the holders will have no federal income tax consequences as a result of the deposit or termination and if the applicable debt securities are listed on the New York Stock Exchange, an opinion of counsel that the applicable debt securities will not be delisted.

In the case of a defeasance, the holders of the applicable debt securities of the series will not be entitled to the benefits of the applicable indenture, except for the registration of transfer or exchange and the replacement of stolen, lost or mutilated applicable debt securities and the requirements regarding the maintenance of an office or agency where the applicable debt securities can be surrendered for payment or registration of transfer or exchange and the right of the holders of the applicable debt securities to receive from the deposited funds payment of the principal of, any premium, if any, interest, and any additional amounts, if any, with respect to the applicable debt securities when due. (Section 402)

Determining the Outstanding Debt Securities

Unless otherwise provided in or pursuant to the applicable indenture, we will consider the following factors in determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the applicable indenture or are present at a meeting of holders of debt securities for quorum purposes:

•

in the case of any debt security that by its terms provides for declaration of a principal amount less than the principal face amount of the debt security to be due and payable upon acceleration, the principal amount that will be deemed to be outstanding will be the principal amount that would be declared to be due and payable upon a declaration of acceleration thereof at the time of such determination;

•	in the case of any indexed security, the principal amount that will be deemed to be outstanding will be the principal face amount of the indexed security at original issuance;

•

in the case of any debt security denominated in one or more foreign currency units, the principal amount that will be deemed to be outstanding will be the U.S. dollar equivalent based on the applicable exchange rate or rates at the time of sale; and

•	any debt securities owned by us or any other obligor upon the debt securities or any of our or such other obligor’s affiliates, will be disregarded and deemed not to be outstanding. (Section 101)

Governing Law

The indentures will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Indenture Trustees

In the normal course of business, we and our subsidiaries conduct banking transactions with the indenture trustees, and the indenture trustees conduct banking transactions with us and our subsidiaries.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

The following description of the terms and provisions of the trust preferred securities summarizes the general terms that will apply to each series of trust preferred securities. The applicable prospectus supplement will describe the specific terms of the series of trust preferred securities offered by that prospectus supplement and any general terms outlined in this section that will not apply to those trust preferred securities. The institutional trustee will act as trustee for each series of trust preferred securities under the applicable declaration of trust for purposes of compliance with the provisions of the Trust Indenture Act. The terms of each series of trust preferred securities will include those stated in the applicable declaration of trust and those made part of such declaration of trust by the Trust Indenture Act. This following description is not complete, and we refer you to the declaration of trust for each trust, a form of which we filed as an exhibit to the registration statement of which this prospectus is a part.

General

Each declaration of trust authorizes the trustees of the applicable trust to issue common securities and trust preferred securities on behalf of such trust. The trust securities represent undivided beneficial interests in the assets of such trust. All of the common securities will be owned, directly or indirectly, by us. The common securities will rank equally, and payments will be made on the common securities on a ratable basis, with the trust preferred securities except as set forth below under “—Ranking of Common Securities.”

Each declaration of trust does not permit a trust to issue any securities other than the trust securities or to incur any indebtedness. Under each declaration of trust, the institutional trustee will hold title to the junior subordinated debt securities purchased by such trust for the benefit of the holders of the trust securities.

Each series of trust preferred securities will be issued in the amount, at the price and on the terms described in the prospectus supplement relating to the offering of those trust preferred securities. These terms will be substantially the same as the terms of the corresponding junior subordinated debt securities.

We will guarantee the trust preferred securities to the extent described in the applicable prospectus supplement. The trust preferred securities guarantee agreement executed for the benefit of the holders of the trust preferred securities will be a guarantee on a junior subordinated basis with respect to the related trust preferred securities. However, such guarantee will not guarantee payment of distributions or amounts payable on redemption or liquidation of such trust preferred securities when a trust does not have funds available to make such payments. See “Description of the Trust Preferred Securities Guarantees.”

When a trust issues a series of trust preferred securities, the prospectus supplement relating to that new series will summarize the particular amount, price and other terms and provisions of that series of trust preferred securities. Those terms may include the following:

•	the distinctive designation of the trust preferred securities;

•	the number of trust preferred securities issued by the trust and the liquidation amount of each trust preferred security;

•	the annual distribution rate (or method of determining that rate) for the trust preferred securities and the dates upon which those distributions will be payable;

•	whether distributions on the trust preferred securities may be deferred and, if so, the maximum number of distributions that may be deferred and the terms and conditions of those deferrals;

•

whether distributions on the trust preferred securities will be cumulative, and, in the case of trust preferred securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions will be cumulative;

•

the amount or amounts which will be paid out of the assets of the trust to the holders of the trust preferred securities upon voluntary or involuntary dissolution, winding up or termination of the trust;

•

the obligation, if any, of the trust to purchase or redeem the trust preferred securities and the price or prices at which, the period within which, and the terms and conditions upon which the trust preferred securities will be purchased or redeemed, in whole or in part, in accordance with that obligation;

•	the denominations in which the trust preferred securities will be issuable;

•

the voting rights, if any, of the trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of the trust preferred securities as a condition to a specified action or amendment to the relevant declaration of trust;

•

whether the trust preferred securities will be convertible into or exchangeable for our common stock or preferred stock to the same extent and on the same terms as the underlying junior subordinated debt securities held by the trust, if applicable;

•	whether any remarketing or extension features will apply to the trust preferred securities; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of the trust preferred securities.

Distributions

When this prospectus refers to any payment of distributions, distributions include any interest payable unless otherwise stated. When, as and if available for payment, distributions will be made by the institutional trustee, except as otherwise described below.

Distributions will be cumulative, will accumulate from the original issue date (unless otherwise specified in the prospectus supplement) and will be payable on the dates specified in the prospectus supplement. The distribution rate and the distribution dates and other payment dates for the trust preferred securities will correspond to the interest rate and distribution dates and other payment dates on the related junior subordinated debt securities.

Deferral of Distributions. If provided in the applicable prospectus supplement, we will have the right to defer interest payments on the junior subordinated debt securities for an extension period of up to the number of consecutive interest payment periods specified in the applicable prospectus supplement as described under “Description of the Junior Subordinated Debt Securities—Option to Extend Interest Payment Period.” Distributions will continue to accumulate additional distributions at the rate per annum set forth in the applicable prospectus supplement during any extension period.

Redemption

Unless otherwise provided in the applicable prospectus supplement, a trust may not redeem its trust preferred securities, except upon the occurrence of a special event, until the optional redemption date specified in such prospectus supplement. On or after such date, or upon the occurrence of a special event, upon any permitted redemption by us of any junior subordinated debt securities, the applicable trust will apply the proceeds from such redemption to redeem the corresponding trust preferred securities and common securities having an aggregate liquidation amount equal to the principal amount of the junior subordinated debt securities redeemed. The redemption price for any trust preferred securities so redeemed will be equal to their liquidation amount plus any accumulated and unpaid distributions on the securities redeemed to the date of redemption. A special event will result from certain changes in law or interpretation that will be described in the applicable prospectus supplement, which may include changes in tax, investment company or bank regulatory law or interpretation.

Except to the extent described under “—Ranking of Common Securities” below, the trust preferred securities and the common securities will be redeemed in proportion to their respective aggregate liquidation amounts outstanding. If required, we will obtain the prior approval of the Board of Governors of the Federal Reserve System, or Federal Reserve, before exercising the redemption rights described in the preceding paragraph. The specific procedures relating to the redemption of the trust preferred securities are set forth below.

Redemption Procedures

Because the trust preferred securities will be issued in the form of global securities held by The Depository Trust Company, or DTC, the following description relates to the procedures applicable to global securities. Please read “Book-Entry Procedures and Settlement” for more information about global securities.

The institutional trustee will give each holder of trust preferred securities at least 30, but not more than 60 days’ notice of any redemption of trust preferred securities of such series, which notice will be irrevocable. If the institutional trustee gives a notice of redemption of the trust preferred securities, then by 12:00 noon, New York City time, on the redemption date, unless otherwise specified in the applicable prospectus supplement, the institutional trustee will deposit irrevocably with DTC or its nominee, funds sufficient to pay the applicable redemption price to the extent we have paid the institutional trustee a sufficient amount of cash in connection with the related redemption or repayment of the corresponding junior subordinated debt securities. The institutional trustee will also give DTC irrevocable instructions and authority to pay the redemption price to the holders of such trust preferred securities.

If notice of redemption has been given and funds deposited as required, then, upon the date of such deposit, immediately before the close of business on the date of such deposit, distributions will cease to accrue on the trust preferred securities called for redemption and all rights of the holders of such trust preferred securities so called for redemption will cease, except the right of the holders of such trust preferred securities to receive the redemption price, but without interest on such redemption price.

If payment of the redemption price in respect of trust preferred securities called for redemption is improperly withheld or refused and not paid either by the applicable trust or by us pursuant to a guarantee as described under “Description of the Trust Preferred Guarantees,” distributions on such trust preferred securities will continue to accrue at the distribution rate for such trust preferred securities, unless otherwise specified in the applicable prospectus supplement, from the redemption date originally established by the applicable trust to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

Subject to applicable law including, without limitation, United States federal securities law, we or our affiliates may at any time and from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

Payment of the redemption price on the trust preferred securities and any distribution or exchange of junior subordinated debt securities to holders of trust preferred securities shall be made to the applicable record holders thereof as they appear on the register for such trust preferred securities on the relevant record date, which shall be one business day before the redemption date or liquidation date, as applicable, so long as the securities are in book-entry form.

If a trust redeems less than all of its trust securities on a redemption date, then the aggregate liquidation amount of such trust securities to be redeemed shall be allocated proportionately among the trust securities. In the case of trust preferred securities held by DTC (or any successor) or its nominee, the distribution of the proceeds of such redemption will be made in accordance with the procedures of DTC or its nominee.

Distribution of the Junior Subordinated Debt Securities

Unless stated otherwise in the applicable prospectus supplement, we will have the right at any time to elect to dissolve a trust by causing the junior subordinated debt securities it holds to be distributed to the holders of the related trust securities. This may require the prior approval of the Federal Reserve. If we elect to dissolve a trust, the junior subordinated debt securities will be distributed to the holders of related trust securities in exchange therefor, and thereupon the trust shall dissolve.

If the applicable junior subordinated debt securities are distributed to the holders of the trust preferred securities, we will attempt to cause the junior subordinated debt securities to be listed on the New York Stock Exchange or on such other exchange as the trust preferred securities are then listed.

After the date for any distribution of junior subordinated debt securities upon dissolution of any trust:

•	the trust preferred securities of such trust will no longer be deemed to be outstanding;

•

the securities depositary or its nominee, as the record holder of the trust preferred securities, will receive a registered global certificate or certificates representing the junior subordinated debt securities to be delivered upon such distribution; and

•

any certificates representing trust preferred securities not held by the depositary or its nominee will be deemed to represent junior subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and with accrued and unpaid interest equal to accrued and unpaid distributions on, such trust preferred securities until such certificates are presented to us or our agent for transfer or reissue.

There can be no assurance as to the market prices for either the trust preferred securities or the junior subordinated debt securities that may be distributed in exchange for the trust preferred securities if a dissolution and liquidation of a trust were to occur. This means that the trust preferred securities that an investor may purchase, whether pursuant to the offer made by this prospectus or in the secondary market, or the junior subordinated debt securities that an investor may receive if a dissolution and liquidation of the trust were to occur, may trade at a discount to the price that the investor paid to purchase the trust preferred securities.

Liquidation Distribution Upon Dissolution

This prospectus refers to any voluntary or involuntary liquidation, dissolution, winding-up or termination of a trust as a “liquidation.” Upon the liquidation of a trust, the holders of the trust preferred securities will be entitled to receive the stated liquidation amount of their securities plus accrued and unpaid distributions thereon to the date of payment. However, such holders will not receive such distribution if we instead distribute on a ratable basis to the holders of the trust preferred securities junior subordinated debt securities in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and with accrued and unpaid interest equal to accrued and unpaid distributions on, the trust preferred securities outstanding at such time. See “—Distribution of the Junior Subordinated Debt Securities” above.

If this distribution can be paid only in part because a trust has insufficient assets available to pay in full such aggregate liquidation distribution, then the amounts payable directly by such trust on its trust securities shall be paid on a pro-rata basis, except as set forth below under “—Ranking of Common Securities.”

Pursuant to the applicable declaration of trust, a trust will dissolve:

(1)	unless earlier dissolved, on the expiration of the term of such trust;

(2)	upon the bankruptcy of us or the holder of the common securities;

(3)	upon (a) the filing of a certificate of dissolution or its equivalent regarding the holder of the common securities or us or (b) the revocation of the charter of the holder of common securities or of our charter and the expiration of 90 days after the date of such action without a reinstatement thereof;

(4)	upon the distribution of junior subordinated debt securities to holders of trust preferred securities after an election by us to make such a distribution and dissolve the trust;

(5)	upon the entry of a decree of a judicial dissolution of the holder of the common securities, us or the trust;

(6)	before the trust issues any trust securities, with the consent of the administrative trustees and the Corporation; or

(7)	upon the redemption of all the trust securities of such trust.

Ranking of Common Securities

In connection with the issuance of trust preferred securities, each trust will also issue a series of common securities to us. Payment of distributions on, and the redemption price of and the liquidation distribution in respect of, trust preferred securities and common securities, as applicable, shall be made pro rata based on the liquidation amount of such trust preferred securities and common securities, except that upon certain events of default under the applicable declaration of trust relating to payment defaults on the corresponding junior subordinated debt securities, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities.

In the case of any event of default under a declaration of trust resulting from an event of default under the junior subordinated indenture, we as holder of the trust’s common securities will have no right to act with respect to the event of default until the effect of all events of default with respect to such trust preferred securities have been cured, waived or otherwise eliminated, as described under “—Declaration Defaults” below.

Declaration Defaults

An “indenture default” is a default under a junior subordinated indenture and also constitutes a “declaration default,” which is an event of default under a declaration of trust relating to the trust securities. Pursuant to each declaration of trust, any holder of the common securities will be deemed to have waived any declaration defaults relating to the common securities until all declaration defaults relating to the trust preferred securities have been cured, waived or otherwise eliminated. Until such declaration defaults relating to the trust preferred securities have been so cured, waived or otherwise eliminated, the institutional trustee will be deemed to be acting solely on behalf of the holders of the trust preferred securities. Only the holders of the trust preferred securities will have the right to direct the institutional trustee as to matters under the applicable declaration of trust, and therefore the junior subordinated indenture. If any declaration default relating to the trust preferred securities is waived by the holders of the trust preferred securities as provided in the applicable declaration of trust, such waiver will also constitute a waiver of such declaration default relating to the common securities for all purposes under the applicable declaration of trust without any further act, vote or consent of the holders of common securities. See “—Voting Rights.”

If the institutional trustee fails to enforce its rights under the junior subordinated debt securities, any holder of trust preferred securities may directly institute a legal proceeding against us to enforce these rights without first suing the institutional trustee or any other person or entity. If a declaration default has occurred and is continuing and such event is attributable to our failure to pay interest or principal on the junior subordinated debt securities on the date such interest or principal is otherwise payable, or in the case of redemption, the redemption date, then a holder of trust preferred securities may also bring a direct action. This means that a holder may directly sue for enforcement of payment to such holder of the principal of or interest on junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of such holder on or after the respective due date specified in the junior subordinated debt securities. Such holder need not first (1) direct the institutional trustee to enforce the terms of the junior subordinated debt securities or (2) sue us to enforce the institutional trustee’s rights under the junior subordinated debt securities.

In connection with such direct action, we will be subrogated to the rights of such holder of trust preferred securities under the applicable declaration of trust to the extent of any payment made by us to such holder of trust preferred securities in such direct action. This means that we will be entitled to payment of amounts that a holder of trust preferred securities receives in respect of an unpaid distribution that resulted in the bringing of a direct action to the extent that such holder receives or has already received full payment relating to such unpaid distribution from the trust. The holders of trust preferred securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debt securities.

Upon the occurrence of an indenture event of default, as described under “Description of the Junior Subordinated Debt Securities—Indenture Events of Default,” the institutional trustee as the sole holder of the junior subordinated debt securities will have the right under the junior subordinated indenture to declare the principal of and interest on the junior subordinated debt securities to be immediately due and payable.

The Corporation and each trust are each required to file annually with the institutional trustee an officers’ certificate as to their compliance with all conditions and covenants under the applicable declaration of trust.

Merger, Consolidation and Amalgamation

A trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body except as described below. A trust may, with the consent of the administrative trustees and without the consent of the holders of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State, provided that:

(1)	such successor entity either:

(a)	expressly assumes all of the obligations of the trust under the trust securities; or

(b)	substitutes for the trust preferred securities other successor securities having substantially the same terms as the trust preferred securities, so long as the successor securities rank the same as the trust preferred securities rank regarding distributions and payments upon liquidation, redemption and otherwise;

(2)	we, as issuer of the junior subordinated debt securities, expressly acknowledge a trustee of such successor entity possessing the same powers and duties as the institutional trustee, in its capacity as the holder of the junior subordinated debt securities;

(3)	immediately following such merger, consolidation, amalgamation or replacement, the trust preferred securities or any successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the trust preferred securities are then listed or quoted, if any;

(4)	such merger, consolidation, amalgamation or replacement does not cause the trust preferred securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

(5)	such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, in any material respect, other than in connection with any dilution of the holders’ interest in the new entity;

(6)	such successor entity has a purpose identical to that of the trust;

(7)	prior to such merger, consolidation, amalgamation or replacement, the trust has received an opinion of a nationally recognized independent counsel to the trust experienced in such matters to the effect that:

(a)	such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, in any material respect, other than in connection with any dilution of the holders’ interest in the new entity;

(b)	following such merger, consolidation, amalgamation or replacement, neither the trust nor such successor entity will be required to register as an “investment company” under the Investment Company Act of 1940, or the Investment Company Act; and

(c)	following such merger, consolidation, amalgamation or replacement, the trust or such successor entity will continue to be classified as a grantor trust for United States federal income tax purposes; and

(8)	we guarantee the obligations of such successor entity under the successor securities at least to the extent provided by the guarantee.

Voting Rights

Except as described in this prospectus under “Description of the Trust Preferred Securities Guarantees—Amendments and Assignment,” and except as provided under Chapter 38 of Title 12 of the Delaware Code, 12 Del. Code §3801 et seq., as it may be amended from time to time, or any successor legislation, or the Statutory Trust Act, the Trust Indenture Act and as otherwise required by law and the applicable declaration of trust, the holders of the trust preferred securities will have no voting rights.

The holders of a majority in aggregate liquidation amount of the trust securities have the right to direct any proceeding for any remedy available to the institutional trustee so long as the institutional trustee receives the tax opinion discussed below. The holders also have the right to direct the institutional trustee, as holder of the junior subordinated debt securities, to:

(1)	direct any proceeding for any remedy available to the indenture trustee, or exercising any trust or power conferred on the indenture trustee with respect to the junior subordinated debt securities;

(2)	waive any past indenture default that may be waived under the junior subordinated indenture;

(3)	exercise any right to rescind or annul an acceleration of the maturity of the corresponding junior subordinated debt securities; or

(4)	consent to any amendment, modification or termination of the junior subordinated indenture where such consent is required.

If a default under a junior subordinated indenture has occurred, we, as holder of the common securities of the applicable trust, will be restricted in our ability to direct the institutional trustee, as described under “—Declaration Defaults” above.

The institutional trustee is required to notify all holders of the trust preferred securities of any notice of default received from the indenture trustee. The notice is required to state that the default also constitutes a declaration default. Except for directing the time, method and place of conducting a proceeding for a remedy available to the institutional trustee, the institutional trustee will not take any of the actions described in clauses (1), (2), (3) or (4) above unless the institutional trustee receives an opinion of a nationally recognized independent tax counsel. The opinion must be to the effect that, as a result of such action, the applicable trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

If the consent of the institutional trustee is required under the junior subordinated indenture for any amendment, modification or termination of the junior subordinated indenture, the institutional trustee is required to request the written direction of the holders of the trust securities. Then, the institutional trustee will vote as directed by a majority in liquidation amount of the trust securities voting together as a single class. Where any amendment, modification or termination under the junior subordinated indenture would require the consent of a super majority, however, the institutional trustee may only give such consent at the direction of the holders of the same super majority of the holders of the trust securities. The institutional trustee is not required to take any such action in accordance with the directions of the holders of the trust securities unless the institutional trustee has obtained a tax opinion to the effect described above.

A waiver of an indenture default by the institutional trustee at the direction of the holders of the trust preferred securities will constitute a waiver of the corresponding declaration default.

Any required approval or direction of holders of trust preferred securities may be given at a separate meeting of holders of trust preferred securities convened for such purpose, at a meeting of all of the holders of trust securities or by written consent. The administrative trustees will mail to each holder of record of trust preferred securities a notice of any meeting at which such holders are entitled to vote. Each such notice will include a statement setting forth the following information:

•	the date and time of such meeting;

•	a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote; and

•	instructions for the delivery of proxies.

No vote or consent of the holders of trust preferred securities will be required for the trust to redeem and cancel trust preferred securities or distribute junior subordinated debt securities in accordance with the declaration of trust.

Despite the fact that holders of trust preferred securities are entitled to vote or consent under the circumstances described above, any trust preferred securities that are owned at the time by us or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, us, will not be entitled to vote or consent. Instead, these trust preferred securities will be treated for purposes of such vote or consent as if they were not outstanding.

Holders of the trust preferred securities generally will have no rights to appoint or remove the administrative trustees. Instead, these trustees may be appointed, removed or replaced solely by us as the indirect or direct holder of all of the common securities.

Amendment of Declarations of Trust

The administrative trustees may generally amend a declaration of trust without the consent of the holders of the trust preferred securities, unless such amendment will materially and adversely affect the rights, privileges or preferences of any holder of trust preferred securities. In particular, the administrative trustees may amend a declaration of trust to:

•

cure any ambiguity, correct or supplement any provisions in such declaration of trust that may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such declaration of trust, which may not be inconsistent with the other provisions of such declaration of trust;

•

modify, eliminate or add to any provisions of such declaration of trust to such extent as shall be necessary to ensure that such trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding, to ensure that such trust will not be required to register as an “investment company” under the Investment Company Act or to ensure the treatment of the trust preferred securities as Tier 1 regulatory capital under prevailing Federal Reserve rules and regulations;

•	add to our covenants, restrictions or obligations;

•	maintain the qualification of such declaration of trust under the Trust Indenture Act; or

•	modify, eliminate or add to any provision of such declaration of trust to such extent as may be reasonably necessary to effectuate any of the foregoing or to otherwise comply with applicable law.

Such amendment may only be made with the consent of the institutional trustee, if the rights, powers, duties, obligations or immunities of the institutional trustee will be affected, and with the consent of the Delaware trustee, if the rights, powers, duties, obligations or immunities of the Delaware trustee will be affected.

If any proposed amendment provides for, or the administrative trustees otherwise propose to effect,

(1)	any action that would adversely affect the powers, preferences or special rights of the trust securities of the trust, whether by way of amendment to the declaration or otherwise; or

(2)	the dissolution, winding-up or termination of the trust other than pursuant to the terms of the declaration of trust,

then the holders of the trust securities of such trust, voting together as a single class, will be entitled to vote on such amendment or proposal. Such amendment or proposal shall not be effective except with the approval of holders of at least a majority in liquidation amount of the trust securities of the trust, voting together as a single class. If, however, any amendment or proposal referred to in clause (1) above would adversely affect only the trust preferred securities or the common securities, then only holders of the affected class will be entitled to vote on such amendment or proposal. Such amendment or proposal shall not be effective except with the approval of holders of a majority in liquidation amount of such class of trust securities.

Despite the foregoing, no amendment or modification may be made to a declaration of trust if such amendment or modification would:

•	cause the applicable trust to be classified for United States federal income tax purposes as other than a grantor trust,

•	reduce or otherwise adversely affect the powers of the institutional trustee in contravention of the Trust Indenture Act, or

•	cause the applicable trust to be deemed an “investment company” which is required to be registered under the Investment Company Act.

Payment and Paying Agent

Payments on the trust preferred securities shall be made to the depositary, which shall credit the relevant accounts at the depositary on the applicable distribution dates as specified under “Book-Entry Procedures and Settlement.”

Unless otherwise specified in the applicable prospectus supplement, the paying agent shall initially be the institutional trustee and any co-paying agent chosen by the institutional trustee and acceptable to us and to the administrative trustees. The paying agent shall be permitted to resign as paying agent upon 30 days’ written notice to the administrative trustees, to the institutional trustee and to us. In the event that the institutional trustee shall no longer be the paying agent, the administrative trustees will appoint a successor, which will be a bank or trust company acceptable to us and the institutional trustee, to act as paying agent.

Registrar and Transfer Agent

Unless otherwise specified in the applicable prospectus supplement, the administrative trustees, or an agent designated by the administrative trustees for a trust will act as registrar and transfer agent for the trust preferred securities issued by that trust.

Registration of transfers of trust preferred securities will be effected without charge by or on behalf of the applicable trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. A trust will not be required to register or cause to be registered the transfer of its trust preferred securities after such trust preferred securities have been called for redemption.

Information Concerning the Institutional Trustee

The institutional trustee for each trust holds title to the junior subordinated debt securities purchased by the trust for the benefit of the holders of the trust’s trust securities. In that capacity, the institutional trustee has the power to exercise all rights, power and privileges as a holder under the junior subordinated indenture pursuant to which the junior subordinated debt securities are issued. In addition, the institutional trustee has exclusive control of a segregated non interest bearing account of the trust, in which all payments made on the junior subordinated debt securities will be held for the benefit of the holders of the applicable trust preferred securities. The institutional trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the applicable trust preferred securities out of funds in that account.

Prior to the occurrence and during the continuance of an event of default under the applicable declaration of trust, the institutional trustee will undertake to perform only such duties as are specifically set forth in the applicable declaration of trust. After a default, the institutional trustee will exercise the same degree of care and skill as a prudent individual would exercise or use in the conduct of his or her own affairs.

However, the institutional trustee is under no obligation to exercise any of the powers vested in it by the applicable declaration of trust at the request of any holder of trust preferred securities unless offered indemnity reasonably satisfactory to it by such holder against the costs, expenses and liabilities which might be incurred thereby. Despite the foregoing, the holders of trust preferred securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the institutional trustee to take any action following a declaration default.

If no declaration default has occurred and is continuing and the institutional trustee is required to decide between alternative causes of action, construe ambiguous provisions in the applicable declaration of trust or is unsure of the application of any provision of such declaration of trust, and the matter is not one on which holders of trust preferred securities are entitled under such declaration of trust to vote, then the institutional trustee will take such action as is directed by us and, if not so directed, shall take such action as it deems necessary and will have no liability except for its own bad faith, negligence or willful misconduct.

We and certain of our subsidiaries may maintain deposit accounts and banking relationships and conduct other banking and corporate securities transactions with the institutional trustee or its affiliates in the ordinary course of their businesses.

Miscellaneous

The administrative trustees for any trust are authorized and directed to conduct the affairs of and to operate that trust in such a way that it:

•	will not be required to register as an “investment company” under the Investment Company Act;

•	will not cause the trust to be characterized as other than a grantor trust for United States federal income tax purposes; and

•	cooperates with us to cause the junior subordinated debt securities held by that trust to be treated as indebtedness of ours for United States federal income tax purposes.

Holders of the trust preferred securities have no preemptive or similar rights.

No trust may borrow money or issue debt or mortgage or pledge any of its assets.

Governing Law

The declarations of trust will be governed by and construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

The following description of the terms and provisions of our junior subordinated debt securities summarizes the general terms that will apply to each series of junior subordinated debt securities that will be issued and sold by us and purchased by the trust that issues the corresponding series of trust preferred securities. Each prospectus supplement will describe the specific terms of the series of trust preferred securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those trust preferred securities.

Unless otherwise specified in the applicable prospectus supplement, each time a trust issues a series of trust preferred securities, we will issue a new series of junior subordinated debt securities. Each series of junior subordinated debt securities will be issued under a corresponding indenture between us and the indenture trustee, as may be supplemented from time to time by one or more supplemental indentures (each, a “junior subordinated indenture”). There is no limit on the aggregate principal amount of junior subordinated debt securities we may issue, and we may issue the junior subordinated debt securities from time to time in one or more series under a supplemental indenture or pursuant to a resolution of our Board of Directors. Each purchaser should read the applicable junior subordinated indenture for additional information before purchasing any trust preferred securities.

General

Unless the applicable prospectus supplement states otherwise, we will issue each new series of junior subordinated debt securities in a total principal amount equal to the total liquidation amount of the trust preferred securities and common securities that the applicable trust issues. The trust will use the proceeds of the issuance and sale of the trust securities to purchase the corresponding junior subordinated debt securities from us. Unless the applicable prospectus supplement states otherwise, the interest payment provisions of the junior subordinated debt securities will correspond to the distribution payment provisions of the corresponding series of trust preferred securities.

Each series of junior subordinated debt securities will be unsecured and, unless stated otherwise in the applicable prospectus supplement, will rank equally with all of our other series of junior subordinated debt securities. Each series of junior subordinated debt securities, will be subordinated to all of our existing and future “Senior Indebtedness,” as such term is defined in the applicable prospectus supplement.

Under circumstances involving the dissolution of a trust, the junior subordinated debt securities owned by that trust may be distributed to the holders of trust preferred securities in liquidation of that trust, provided that any required regulatory approval is obtained.

A prospectus supplement relating to a series of junior subordinated debt securities being offered will include specific terms relating to the offering. The terms will include some or all of the following:

•

the title and type of the junior subordinated debt securities of the series, which will distinguish the junior subordinated debt securities of the series from all other junior subordinated debt securities;

•	any limit on the total principal amount of the junior subordinated debt securities of that series;

•	the price at which the junior subordinated debt securities will be issued;

•	the date or dates on which the principal of and any premium on the junior subordinated debt securities will be payable;

•	the maturity date or dates of the junior subordinated debt securities or the method by which those dates can be determined;

•	if the junior subordinated debt securities will bear interest:

•	the interest rate on the junior subordinated debt securities or the method by which the interest rate may be determined;

•	whether payment of interest will be contingent in any respect and/or the interest rate reset;

•	the date from which interest will accrue;

•	the record and interest payment dates for the junior subordinated debt securities; and

•	the circumstances under which we may defer interest payments;

•	any remarketing or extension features of the junior subordinated debt securities;

•	the place or places where:

•	payments of principal of and premium, if any, and interest on the junior subordinated debt securities of the series will be payable;

•	the junior subordinated debt securities can be surrendered for registration of transfer or exchange; and

•	notices and demands can be given to us relating to the junior subordinated debt securities and under the applicable junior subordinated indenture;

•

the period or periods within which, or the date or dates on which, if any, the price or prices at which and the terms and conditions upon which the junior subordinated debt securities of the series may be redeemed, in whole or in part, at our option;

•

our obligation, if any, to redeem, repay or purchase the junior subordinated debt securities of the series, and the period or periods within which, the price or prices at which, and the other terms and conditions upon which junior subordinated debt securities of the series will be redeemed, repaid or purchased, in whole or in part, in accordance with that obligation;

•	any sinking fund provisions that would obligate us to redeem the junior subordinated debt securities before their final maturity;

•

whether the junior subordinated debt securities will be convertible into or exchangeable for shares of common stock or shares of preferred stock and, if so, the terms and conditions of any such conversion or exchange, and, if convertible into or exchangeable for shares of preferred stock, the terms of such preferred stock;

•

the additions or changes, if any, to the applicable junior subordinated indenture regarding the junior subordinated debt securities of the series as will be necessary to permit or facilitate the issuance of the junior subordinated debt securities of the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•	the denominations in which any junior subordinated debt securities of the series will be issuable;

•

if other than U.S. dollars, the currency or currencies (including currency unit or units) in which the principal of (and premium, if any) and interest, if any, on the junior subordinated debt securities of the series will be payable, or in which the junior subordinated debt securities of the series will be denominated;

•

any circumstances under which the junior subordinated debt securities may be paid in a currency other than the currency in which the junior subordinated debt securities are denominated and any provisions relating thereto;

•	whether the provisions described below under the heading “—Satisfaction and Discharge” apply to the junior subordinated debt securities;

•

any events of default which will apply to the junior subordinated debt securities in addition to those contained in the applicable junior subordinated indenture and any events of default contained in the applicable junior subordinated indenture which will not apply to the junior subordinated debt securities;

•

if other than the principal amount, the portion of the principal amount of junior subordinated debt securities of the series that will be payable upon declaration of acceleration of the maturity of the junior subordinated debt securities;

•

any additions or changes to or deletions of the covenants contained in the applicable junior subordinated indenture and the ability, if any, of the holders to waive our compliance with those additional or changed covenants;

•

whether any junior subordinated debt securities of the series will be issuable in whole or in part in the form of one of more global securities and, if so, the respective depositaries for the global securities and the form of any legend or legends which will be borne by any global security, if applicable;

•

whether the junior subordinated debt securities of the series, or any portion thereof, will initially be issuable in the form of a temporary global security representing all or a portion of the junior subordinated debt securities of the series and provisions for the exchange of the temporary global security for definitive junior subordinated debt securities of the series;

•	the identity of the security registrar and paying agent for the junior subordinated debt securities if other than the institutional trustee;

•	any special tax implications of the junior subordinated debt securities;

•	any special provisions relating to the payment of any additional amounts on the junior subordinated debt securities;

•	the terms of any securities being offered together with or separately from the junior subordinated debt securities;

•	the terms and conditions of any obligation or our right or the right of a holder to convert or exchange the junior subordinated debt securities into trust preferred securities or other securities; and

•	any other terms of the junior subordinated debt securities.

Whenever the term “holder” is used in this prospectus with respect to a registered junior subordinated debt security, it refers to the person in whose name such junior subordinated debt security is registered in the security register.

Subordination

Unless otherwise stated in the applicable prospectus supplement, each series of junior subordinated debt securities will be subordinated and junior in right of payment to all our existing and future Senior Indebtedness (as such term is defined in the applicable prospectus supplement).

This means that no payment of principal, including redemption payments, premium, if any, or interest on the junior subordinated debt securities may be made if:

•	any of our Senior Indebtedness has not been paid when due and any applicable grace period relating to such default has ended and such default has not been cured or been waived or ceased to exist; or

•	the maturity of any of our Senior Indebtedness has been accelerated because of a default.

Upon any payment by us or distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all of our Senior Indebtedness must be paid in full before the holders of junior subordinated debt securities are entitled to receive or retain any payment.

Conversion or Exchange

The terms on which a series of junior subordinated debt securities may be convertible or exchangeable into trust preferred securities, our common stock, preferred stock or other securities will be set forth in the applicable prospectus supplement relating to such series. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of shares of trust preferred securities or other securities to be received by the holders of junior subordinated debt securities shall be calculated as of a time and in the manner stated in the applicable prospectus supplement.

Redemption

Unless stated otherwise in the accompanying prospectus supplement, we shall have the right to redeem junior subordinated debt securities as described above under “Description of the Trust Preferred Securities—Redemption.” The redemption price for any junior subordinated debt securities so redeemed will equal any accrued and unpaid interest to the redemption date, plus 100% of the outstanding principal amount, unless the applicable prospectus supplement states differently.

Option to Extend Interest Payment Period

If provided in the applicable prospectus supplement, we will have the right from time to time to defer interest payments by extending the interest payment period for up to such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement.

Some U.S. federal income tax consequences and considerations applicable to any junior subordinated debt securities that permit a deferral of interest payments will be described in the applicable prospectus supplement.

If the institutional trustee is the sole holder of the series of junior subordinated debt securities for which we are deferring interest, we will give the administrative trustees and the institutional trustee notice of our selection of an extension period at least one business day prior to the earlier of:

(1)	the date distributions on the corresponding trust preferred securities would be payable, if not for such extension period, or

(2)	the date the administrative trustees of the applicable trust are required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the corresponding trust preferred securities of the record date or the date such distributions would be payable, if not for such extension period, but in any event at least one business day prior to such record date.

The administrative trustees will give notice of our selection of such extension period to the holders of the corresponding trust preferred securities. If the institutional trustee is not the sole holder of the junior subordinated debt securities for which we are deferring interest, we will give the holders of the junior subordinated debt securities notice of our selection of the extension period ten business days prior to the earlier of:

(1)	the next succeeding interest payment date; or

(2)	the date upon which we are required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the junior subordinated debt securities of the record or payment date of such related interest payment.

Indenture Events of Default

Each junior subordinated indenture will provide that the following are indenture events of default relating to the junior subordinated debt securities:

(1)	failure to pay in full interest accrued (including any interest accrued on deferred payments) on any junior subordinated debt security upon the conclusion of a period of consecutive interest payment periods (such period to be stated in the applicable prospectus supplement) commencing with the earliest quarterly or semi-annual period for which interest has not been paid in full and continuance of such failure to pay for a period of 30 days;

(2)	the applicable trust shall have voluntarily or involuntarily dissolved, would-up its business or otherwise terminated its existence except in connection with (i) the distribution of the junior subordinated debt securities to holders of the trust preferred securities, (ii) the redemption of all outstanding trust preferred securities, or (iii) certain mergers, consolidations or amalgamations;

(3)	specified events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee; or

(4)	any other indenture event of default that may be specified for the junior subordinated debt securities of a series when that series is created.

If any indenture event of default shall occur and be continuing, either the indenture trustee or the holders of 25% or more in principal amount of the junior subordinated debt securities, will have the right to declare the principal of and the interest on the junior subordinated debt securities, including any accrued and unpaid interest (including any additional amounts, as defined in the applicable prospectus supplement), and any other amounts payable under the junior subordinated indenture to be immediately due and payable. The indenture trustee may also enforce its other rights as a creditor relating to the junior subordinated debt securities.

Indenture Defaults

Each junior subordinated indenture will provide that the following are “indenture defaults” relating to the junior subordinated debt securities:

(1)	an indenture event of default, as described above;

(2)	a default in the payment of the principal of, or premium, if any, on any junior subordinated debt security when payable, whether at its final maturity or upon redemption or otherwise;

(3)	a default for 30 days in the payment of any installment of interest on any junior subordinated debt security;

(4)	a default by us for 90 days after written notice in the performance of any other covenant in respect of the junior subordinated debt securities; and

(5)	the applicable trust shall have voluntarily or involuntarily dissolved, wound-up its business or otherwise terminated its existence, except in connection with (i) the distribution of the junior subordinated debt securities to holders of the trust securities in liquidation or redemption of their interests in the trust upon a special event, (ii) the redemption of all of the outstanding trust preferred securities of such trust or (iii) certain mergers, consolidations or amalgamations of the trust.

There is no right of acceleration with respect to indenture defaults, except for indenture defaults that are also indenture events of default, as defined above. An indenture default will also constitute a declaration default. The holders of trust preferred securities in limited circumstances will have the right to direct the indenture trustee to exercise their rights as the holders of the junior subordinated debt securities. See “Description of the Trust Preferred Securities—Declaration Defaults” and “—Voting Rights.”

Any deferral of interest or extension of interest payment period on the junior subordinated debt securities made in accordance with any interest deferral provisions of the corresponding prospectus supplement will not constitute a default under any junior subordinated indenture.

The indenture trustee may withhold notice to the holders of the junior subordinated debt securities of any default with respect thereto, except in the payment of principal, premium or interest, if it considers such withholding to be in the interests of such holders.

Enforcement of Rights by Holders of Trust Preferred Securities

If a default occurs under any junior subordinated indenture and that default is attributable to our failure to pay interest, premium, if any, or principal on the junior subordinated debt securities when due, then if the junior subordinated debt securities are held by a trust, a holder of the related trust preferred securities may institute a legal proceeding directly against us for enforcement of payment on the junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of that holder. The holders of trust preferred securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debt securities.

Consolidation, Merger and Sale of Assets

Each junior subordinated indenture will provide that we will not consolidate or merge with another corporation or convey, transfer or lease our assets substantially as an entirety unless:

•	the successor is a corporation organized in the United States and expressly assumes the due and punctual payment of the principal of, and premium, if any, and interest (including additional amounts)

on all junior subordinated debt securities issued thereunder and the performance of every other covenant of the junior subordinated indenture on our part;

•	immediately thereafter no default and no event which, after notice or lapse of time, or both, would become a default, shall have happened and be continuing; and

•

we have delivered to the indenture trustee an officer’s certificate stating that such merger, conveyance, transfer or lease and any supplemental junior subordinated indenture will comply with the terms of the junior subordinated indenture.

Upon any such consolidation, merger, conveyance, transfer or lease, the successor corporation shall succeed to and be substituted for us under the junior subordinated indenture. Thereafter we shall be relieved of all obligations and covenants under the junior subordinated indenture and the junior subordinated debt securities. See “Description of the Trust Preferred Securities—Merger, Consolidation or Amalgamation” above.

Certain Covenants

Unless stated otherwise in the applicable prospectus supplement, so long as any trust has trust preferred securities outstanding, we will covenant in each junior subordinated indenture to:

(1)	directly or indirectly maintain 100% ownership of the common securities of the trust, unless a permitted successor succeeds to our ownership of the common securities;

(2)	not voluntarily dissolve, wind-up or terminate the trust, except in connection with:

(a)	a distribution of junior subordinated debt securities; or

(b)	mergers, consolidations or amalgamations of the trust permitted by the declaration of trust;

(3)	timely perform our duties as sponsor of the trust; and

(4)	use our reasonable efforts to cause the trust to:

(a)	remain a statutory trust, except in connection with the distribution of junior subordinated debt securities to the holders of trust securities in liquidation of the trust, the redemption of all of the trust securities of such trust, or mergers, consolidations or amalgamations of the trust, each as permitted by the declaration of trust of such trust, and

(b)	otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

Modifications and Amendments

Without the consent of any holders of junior subordinated debt securities, we and the indenture trustee may through supplemental indentures make certain modifications and amendments to a junior subordinated indenture to add covenants for the benefit of holders of all or any series of junior subordinated debt securities, to add additional defaults, to change or eliminate provisions of such indenture when no junior subordinated debt security of any series created prior thereto is entitled to the benefit of such provision, to cure ambiguities, correct or supplement any defects or inconsistent provisions or make any other provision provided that such cure, correction, supplement or provision does not materially adversely affect the interests of the holders of any junior subordinated debt securities, and for certain other specified purposes.

We and the trustees, with the consent of the holders of at least a majority in aggregate principal amount of the junior subordinated debt securities of a series that are affected by the modification, may modify the applicable junior subordinated indenture or any supplemental indenture affecting that series or the rights of the holders of such junior subordinated debt securities. However, no such modification or amendment may, without the consent of the holder of each junior subordinated debt security affected thereby:

(1)	change the date on which principal of or interest on such securities is due and payable;

(2)	reduce the rate of interest on such securities;

(3)	reduce the principal amount of such securities or the premium, if any, on such securities;

(4)	change the place any principal, premium or interest is payable;

(5)	change the currency in which any such securities or any interest thereon are payable; or

(6)	impair the right of holders of trust preferred securities to take direct action against us as described under “Description of the Trust Preferred Securities—Declaration Defaults.”

In addition, a junior subordinated indenture may not be amended without the consent of each holder of junior subordinated debt securities affected thereby to modify the subordination of the junior subordinated debt securities issued under that junior subordinated indenture in a manner adverse to the holders of the junior subordinated debt securities.

Satisfaction and Discharge

A junior subordinated indenture will cease to be of further effect and we will be deemed to have satisfied and discharged our obligations under such junior subordinated indenture when all junior subordinated debt securities issued under such indenture not previously delivered to the indenture trustee for cancellation:

•	have become due and payable;

•	will become due and payable at their final maturity within one year; or

•	are to be called for redemption within one year;

and, in each case, subject to prior approval of the Federal Reserve if required, we have deposited with the indenture trustee funds sufficient to make all remaining interest and principal payments on the junior subordinated debt securities of that series and any other amounts payable under the junior subordinated indenture, and we have provided the indenture trustee with an officer’s certificate and opinion of counsel stating that the applicable terms of the junior subordinated indenture have been complied with.

Book-Entry and Settlement

Unless stated otherwise in the applicable prospectus supplement, if junior subordinated debt securities are distributed to holders of trust preferred securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of a trust as a result of the occurrence of a special event, the junior subordinated debt securities will be issued in the form of one or more global certificates registered in the name of the depositary or its nominee. Each global certificate is referred to as a “global security.” Except under certain limited circumstances described in the applicable prospectus supplement, junior subordinated debt securities represented by a global security will not be exchangeable for, and will not otherwise be issuable as, junior subordinated debt securities in definitive form. The global securities may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in a global security.

Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of junior subordinated debt securities in definitive form and will not be considered the holders, as defined in the applicable junior subordinated indenture, of the global security for any purpose under the applicable junior subordinated indenture. A global security representing junior subordinated debt securities is only exchangeable for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. This means that each beneficial owner must rely on the procedures of the depositary, or if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the junior subordinated indenture.

The Depositary

If junior subordinated debt securities are distributed to holders of trust preferred securities in liquidation of such holders’ interests in the applicable trust, DTC will act as securities depositary for the junior subordinated debt securities. As of the date of this prospectus, the description of DTC’s book-entry system and DTC’s practices as they relate to purchases, transfers, notices and payments relating to the trust preferred securities apply in all material respects to any debt obligations represented by one or more global securities held by DTC. We may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the global securities. For a description of DTC and the specific terms of the depositary arrangements, see “Book-Entry Procedures and Settlement.”

Neither the Corporation, any trust, any paying agent and any other agent we may appoint nor the indenture trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for such junior subordinated debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

A global security will be exchangeable for junior subordinated debt securities registered in the names of persons other than the depositary or its nominee only if:

•

the depositary notifies us that it is unwilling or unable to continue as a depositary for such global security or has ceased to be a clearing agency registered under the Exchange Act at a time when the depositary is required to be so registered to act as such depositary and in either case we fail to appoint a successor depositary within 90 days;

•	we, in our sole discretion, determine that such global security shall be so exchangeable; or

•

there shall have occurred and be continuing an indenture event of default and the holders of a majority in principal amount of the outstanding junior subordinated debt securities determine that the global security will be so exchangeable.

Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for junior subordinated debt securities registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its participants relating to ownership of beneficial interests in such global security.

Information Regarding the Indenture Trustee

The indenture trustee is under no obligation to exercise any of the powers vested in it by any junior subordinated indenture at the request of any holder of the junior subordinated debt securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Governing Law

Each junior subordinated indenture will be governed by and construed in accordance with the laws of the State of New York.

Miscellaneous

Unless stated otherwise in the applicable prospectus supplement, each junior subordinated indenture will provide that we will pay all fees and expenses related to:

(1)	the offering of the junior subordinated debt securities and the corresponding trust securities;

(2)	the organization, maintenance and dissolution of each trust;

(3)	the retention of the trustees; and

(4)	the enforcement by the institutional trustee of the rights of the holders of the trust preferred securities.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES

Set forth below is a summary of the general terms that apply to the trust preferred securities guarantees that we will execute and deliver for the benefit of the holders of trust preferred securities when a trust issues trust securities, unless specified otherwise in the applicable prospectus supplement. Each trust preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. The guarantee trustee for purposes of the Trust Indenture Act will be named in the applicable prospectus supplement. The guarantee trustee will hold the trust preferred securities guarantee for the benefit of the holders of the trust preferred securities. We have filed the form of the trust preferred securities guarantee as an exhibit to the registration statement of which this prospectus is a part. Each purchaser should read the applicable trust preferred securities guarantee for additional information before purchasing any trust preferred securities.

References to the “junior subordinated debt securities” owned by a trust means the junior subordinated debt securities issued by us and guaranteed by us on a junior subordinated basis, as specified in the applicable prospectus supplement.

General

Under a trust preferred securities guarantee, we will irrevocably and unconditionally agree to pay in full to the holders of the applicable trust securities, except to the extent paid by the applicable trust, as and when due, regardless of any defense, right of set-off or counterclaim which such trust may have or assert, the following payments, which are referred to as “guarantee payments,” without duplication:

(1)	any accrued and unpaid distributions that are required to be paid on such trust preferred securities, to the extent such trust has funds available for distributions;

(2)	the redemption price, plus all accrued and unpaid distributions relating to any trust preferred securities called for redemption by such trust, to the extent such trust has funds available for redemptions; and

(3)	upon a voluntary or involuntary dissolution, winding-up or termination of such trust, other than in connection with the distribution of junior subordinated debt securities to the holders of trust preferred securities, the redemption of all of the outstanding trust preferred securities, or certain mergers, amalgamations or consolidations, the lesser of:

(a)	the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment to the extent such trust has funds available; and

(b)	the amount of assets of such trust remaining for distribution to holders of the trust preferred securities in liquidation of such trust.

The redemption price and liquidation amount will be fixed at the time the trust preferred securities are issued.

We may satisfy our obligation to make a guarantee payment by direct payment of the required amounts to the holders of trust preferred securities or by causing the applicable trust to pay such amounts to such holders.

A trust preferred securities guarantee will not apply to any payment of distributions, except to the extent a trust shall have funds available for such payments and shall have not applied such funds to make required payments. If we do not make interest payments on the junior subordinated debt securities purchased by a trust, such trust will not pay distributions on its trust preferred securities and will not have funds available for such payments and under such circumstances payments of such amounts will not be made under the trust preferred securities guarantee. See “—Status of the Trust Preferred Securities Guarantees” below. Except as otherwise described in the applicable prospectus supplement, the trust preferred securities guarantees do not limit the incurrence or issuance by us of other secured or unsecured debt.

A trust preferred securities guarantee, when taken together with our obligations under the junior subordinated indenture under which the related junior subordinated debt securities are issued and the related declaration of trust, including in each case our obligations to pay costs, expenses, debts and liabilities of the applicable trust, other than those relating to trust securities, will provide a full and unconditional guarantee on a junior subordinated basis of payments due on the related trust preferred securities.

Unless otherwise specified in the applicable prospectus supplement, we will also agree separately to irrevocably and unconditionally guarantee the obligations of each trust with respect to its common securities to the same extent of the trust preferred securities.

Status of the Trust Preferred Securities Guarantees

Each trust preferred securities guarantee will be unsecured and will rank subordinate and junior in right of payment to all of our Senior Indebtedness in the same manner as our junior subordinated debt securities as set forth in the applicable junior subordinated indenture.

Each trust preferred securities guarantee will constitute a guarantee of payment and not of collection, which means that the guaranteed party may sue the guarantor to enforce its rights under such guarantee without suing any other person or entity. Each trust preferred securities guarantee will be held for the benefit of the holders of the related trust securities and will be discharged only by payment of the guarantee payments in full to the extent not paid by the trust or upon the distribution of the corresponding junior subordinated debt securities.

Amendments and Assignment

A trust preferred securities guarantee may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding relevant trust preferred securities. No vote will be required, however, for any changes that do not adversely affect the rights of holders of such trust preferred securities in any material respect. All guarantees and agreements contained in a trust preferred securities guarantee will bind our successors, assignees, receivers, trustees and representatives and will be for the benefit of the holders of the applicable trust preferred securities.

Termination of the Trust Preferred Securities Guarantees

Each trust preferred securities guarantee will terminate:

(1)	upon full payment of the redemption price of all related trust preferred securities of the applicable trust;

(2)	upon distribution of the corresponding junior subordinated debt securities to the holders of the related trust securities; or

(3)	upon full payment of the amounts payable in accordance with the applicable declaration of trust upon liquidation of the trust.

A trust preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of related trust preferred securities must repay any sums paid under the related trust preferred securities or the trust preferred securities guarantee.

Events of Default

An event of default under each trust preferred securities guarantee will occur if we fail to make our required payments or perform any of our other obligations under such trust preferred securities guarantee.

The holders of a majority in liquidation amount of the related trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to a guarantee trustee in respect of the applicable trust preferred securities guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

Any holder of related trust preferred securities may institute a legal proceeding directly against us to enforce their rights under the applicable trust preferred securities guarantee, without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

We, as guarantor, will be required to file annually with each guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantees.

Information Concerning the Guarantee Trustee

Prior to the occurrence of an event of default relating to a trust preferred securities guarantee, the guarantee trustee is required to perform only the duties that are specifically set forth in the applicable trust preferred securities guarantee. Following the occurrence of an event of default, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Provided that the foregoing requirements have been met, the guarantee trustee is under no obligation to exercise any of the powers vested in it by a trust preferred securities guarantee at the request of any holder of the related trust preferred securities, unless offered indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred thereby.

We and or our affiliates may maintain certain accounts and other banking relationships with the guarantee trustee and its affiliates in the ordinary course of business.

Governing Law

The trust preferred securities guarantees will be governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE JUNIOR SUBORDINATED DEBT SECURITIES AND THE GUARANTEE

Full and Unconditional Guarantee

Taken together, our obligations under any junior subordinated debt securities, junior subordinated indenture, declaration of trust and guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the related trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of any trust’s obligations under its trust preferred securities. If and to the extent that we do not make payments on the junior subordinated debt securities, a trust will not pay distributions or other amounts due on the trust preferred securities. Each guarantee does not cover payment of distributions when a trust does not have sufficient funds to pay such distributions. In such an event, a holder of trust preferred securities may institute an action directly against us to enforce payment of such distributions to such holder after the respective due dates.

Sufficiency of Payments

As long as payments of interest and other payments are made when due on the junior subordinated debt securities, such payments will be sufficient to cover distributions and other payments due on the trust preferred securities, primarily because:

•	the aggregate principal amount of the junior subordinated debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust preferred securities and common securities;

•

the interest rate and interest and other payment dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

•	we will pay for all and any costs, expenses and liabilities of the trust except the trust’s obligations to holders of the trust preferred securities under such trust preferred securities; and

•	each declaration of trust will provide that the applicable trust will not engage in any activity that is not consistent with the limited purpose of such trust.

Notwithstanding anything to the contrary in the applicable junior subordinated indenture, we have the right to set-off any payment we are otherwise required to make thereunder with and to the extent we have theretofore made, or are concurrently on the date of such payment making, a payment under the applicable guarantee.

Enforcement Rights of Holders of Trust Preferred Securities

A holder of any trust preferred security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person or entity.

A holder may institute a direct action against us to enforce its rights under the declaration of trust only if a declaration default has occurred and is continuing and is attributable to our failure to pay interest or principal on the junior subordinated debt securities on the date such interest or principal is otherwise payable.

A default or event of default under any of our Senior Indebtedness will not constitute an indenture event of default. However, in the event of payment defaults under, or acceleration of, our Senior Indebtedness, the subordination provisions of the junior subordinated indenture provide that no payments may be made in respect of the junior subordinated debt securities until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the junior subordinated debt securities would constitute an indenture event of default, but under the subordination provisions, no payment on the junior subordinated debt securities could be made by us unless holders of our Senior Indebtedness are paid in full. See “Description of Junior Subordinated Debt Securities—Subordination” above.

Limited Purpose of Trust

The trust preferred securities will evidence a beneficial interest in a trust, and such trust will be created for the sole purpose of issuing the trust preferred securities and common securities and investing the proceeds thereof in the junior subordinated debt securities. A principal difference between the rights of a holder of trust preferred securities and a holder of junior subordinated debt securities will be that a holder of junior subordinated debt securities will be entitled to receive from us the principal amount of and interest accrued on the junior subordinated debt securities, while a holder of trust preferred securities will be entitled to receive distributions from the trust, including any amounts to be received upon redemption of the trust preferred securities, or amounts received from us under the applicable guarantee, if and to the extent a trust has funds available for the payment of such distributions.

Rights Upon Dissolution

Upon any voluntary or involuntary dissolution, winding-up or liquidation of any trust involving the liquidation of the junior subordinated debt securities, the holders of the trust preferred securities are entitled to receive, out of assets held by the trust after satisfaction of liabilities to creditors of the trust, as provided by applicable law, the liquidation distribution in cash. See “Description of the Trust Preferred Securities—Liquidation Distribution Upon Dissolution.” Upon our voluntary or involuntary liquidation or bankruptcy, the institutional trustee, as holder of the junior subordinated debt securities, would be our junior subordinated creditor, subordinated in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal and interest before any of our common or preferred stockholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the trust, other than a trust’s obligations to the holders of the trust preferred securities, the positions of a holder of such trust preferred securities and a holder of such junior subordinated debt securities relative to other creditors and to our stockholders in the event of our liquidation or bankruptcy would be substantially the same.

DESCRIPTION OF PREFERRED STOCK

The following description summarizes the general terms and provisions of our authorized preferred stock. The particular terms of any series of preferred stock we offer will be described in the related prospectus supplement. You should read the particular terms of any series of preferred stock we offer described in the related prospectus supplement, together with the more detailed provisions of our Restated Certificate of Incorporation and the certificate of designation relating to the particular series of preferred stock for provisions that may be important to you. Our Restated Certificate of Incorporation has been filed as exhibit to the registration statement of which this prospectus is a part. The certificate of designation relating to the particular series of preferred stock will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered. Terms which could be included in a prospectus supplement include:

•	the designation of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the price at which the preferred stock will be issued;

•	the dividend rate, or its method of calculation, and the dates on which dividends will be payable;

•	whether the dividends will be cumulative or non-cumulative, and, if cumulative, the dates from which dividends will commence to cumulate;

•	any redemption or sinking fund provisions of the preferred stock;

•	whether we have elected to offer depositary shares, as described below;

•	the terms and conditions, if any, upon which the preferred stock will be convertible into or exchangeable for common stock or other securities; and

•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

Preferred stock will have the dividend, liquidation, and voting rights described below, unless we indicate otherwise in the applicable prospectus supplement relating to a particular series of preferred stock. You should read the prospectus supplement relating to any series of preferred stock for the series’ specific terms.

General

Our Restated Certificate of Incorporation authorizes our Board of Directors, or the Board, to create and provide for the issuance of one or more series of preferred stock, par value $.01 per share, without the approval of our stockholders. The Board can also determine the terms, including the designations, powers, preferences and rights (including conversion, voting and other rights) and the qualifications, limitations or restrictions, of any preferred stock. Currently, 50,000,000 shares of our capital stock are classified as preferred stock under our Restated Certificate of Incorporation and no shares of preferred stock are outstanding. We have designated 1,000,000 shares of the preferred stock as cumulative participating junior preferred stock, which may be issued upon the exercise and conversion of certain “Rights,” as defined below, which are attached to each share of our common stock.

The preferred stock will, when issued, be fully paid and non-assessable and have no preemptive rights. Unless we indicate otherwise in the applicable prospectus supplement, each series of the preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of the preferred stock. You should read the applicable prospectus supplement relating to any series of preferred stock for that series’ specific terms.

Dividend Rights

Holders of preferred stock will receive, when, as and if declared by the Board, dividends at rates and on the dates described in the applicable prospectus supplement. Each dividend will be payable to the holders of record as they appear on our stock record books of the Corporation or, if applicable, the records of the depositary referred to under “Description of Depositary Shares,” on the record dates fixed by the Board or its committee. Dividends on any series of preferred stock may be cumulative or non-cumulative. The Corporation’s ability to pay dividends on the preferred stock depends on the ability of the Bank and the Savings Bank to pay dividends to the Corporation. The ability of the Corporation, the Bank and the Savings Bank to pay dividends in the future is subject to bank regulatory requirements and capital guidelines and policies established by the Federal Reserve Board.

We will not declare or pay or set apart funds for the payment of dividends on any securities which rank equally with the preferred stock unless we have paid or set apart funds for the payment of dividends on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with any equally ranked securities.

Voting Rights

Unless we indicate otherwise in the applicable prospectus supplement relating to a particular series of preferred stock or expressly required by law, the holders of the preferred stock will not have any voting rights.

Rights upon Liquidation

If we liquidate, dissolve or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive liquidation distributions. These will be in the amounts set forth in the applicable prospectus supplement, plus accrued and unpaid dividends and, if the series of the preferred stock is cumulative, accrued and unpaid dividends for all prior dividend periods. If we do not pay in full all amounts payable on any series of preferred stock, the holders of the preferred stock will share proportionately with any equally ranked securities in any distribution of our assets. After the holders of any series of preferred stock are paid in full, they will not have any further claim to any of our remaining assets.

Because the Corporation is a holding company, the rights of its stockholders to participate in the assets of any subsidiary, including the Bank, upon the subsidiary’s liquidation or recapitalization may be subject to the prior claims of the subsidiary’s creditors, except to the extent that the Corporation may itself be a creditor with recognized claims against the subsidiary.

Redemption

A series of preferred stock may be redeemable, in whole or in part, at our option or at the option of the holder of the stock, and may be subject to mandatory redemption pursuant to a sinking fund, under the terms described in any applicable prospectus supplement.

In the event of partial redemptions of preferred stock, the Board or its committee will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method the Board or its committee determines to be equitable.

On and after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock which were called for redemption. In addition, all rights of holders of the preferred shares will terminate except for the right to receive the redemption price.

Conversion and Exchange

The applicable prospectus supplement for any series of preferred stock will state the terms and conditions, if any, on which shares of that series are convertible into or exchangeable for our common stock or other securities, including:

•	the number of shares of common stock or other securities into which the shares of preferred stock are convertible or for which the shares of preferred stock may be exchanged;

•	the conversion price or exchange price or manner of calculation;

•	the conversion period or exchange period;

•	provisions as to whether conversion or exchange will be at the option of the holders of the preferred stock or at our option, if applicable;

•	any events requiring an adjustment of the conversion price or exchange price; and

•	provisions affecting conversion or exchange in the event of the redemption of the series of preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

The following description summarizes the general terms and provisions of depositary shares and depositary receipts. The particular terms of any depositary shares and any depositary receipts we offer will be described in the related prospectus supplement. You should read the particular terms of any depositary shares and depositary receipts we offer described in the related prospectus supplement, together with any deposit agreement relating to a particular series of preferred stock for provisions that may be important to you. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered.

General

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In that event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock as described in the applicable prospectus supplement. The terms of any depositary shares will be set forth in the applicable prospectus supplement and the provisions of the deposit agreement, which we will file with the SEC.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and the depositary named in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock as described in the applicable prospectus supplements.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

The depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same date the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot or ratably or by any other equitable method as we may decide.

DESCRIPTION OF COMMON STOCK

The Corporation is authorized to issue 1,000,000,000 shares of common stock, par value $.01 per share. As of December 31, 2005, 302,786,444 shares were issued. The common stock is traded on the New York Stock Exchange under the symbol “COF.” All outstanding shares of common stock are and will be fully paid and non-assessable.

The following summary is not complete and you should refer to the applicable provisions of the Delaware General Corporation Law and our Restated Certificate of Incorporation and Bylaws for additional information. See “Where You Can Find More Information.”

Voting and Other Rights

Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Except as otherwise provided by law, the Certificate of Incorporation or the Bylaws, a majority of the votes cast is required for all actions to be taken by stockholders, except that directors are elected by a plurality of the votes cast. Stockholders do not have cumulative voting rights in the election of directors, which means that the holders of more than 50% of the shares voting in an election of directors can elect all of the directors. Shares of common stock also do not have any preemptive, subscription, redemption, sinking fund or conversion rights.

Distribution

Common stock dividends are subject to preferences, if any, on any outstanding shares of preferred stock. Dividends must be declared by the Board out of legally available funds. If we liquidate, dissolve or wind up our affairs, common stockholders are entitled to share proportionately in the assets available for distribution to holders of common stock.

Anti-Takeover Legislation

We are a Delaware corporation and are governed by Section 203 of the Delaware General Corporation Law. This provision generally states that, subject to some exceptions, a corporation cannot engage in any business combination with any “interested stockholder” for three years after the time that the stockholder became an interested stockholder unless the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66-2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder. Delaware law defines an interested stockholder to include any person, and its affiliates and associates, that owns 15% or more of the outstanding voting stock of the corporation, or that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date.

Although stockholders may elect to exclude a corporation from Section 203’s restrictions, our Restated Certificate of Incorporation and Bylaws do not exclude us from Section 203’s restrictions. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with the Board, since Section 203 does not require stockholder approval for a corporation to engage in any business combination with any interested stockholder, if the board of directors prior to the time that such stockholder became an interested stockholder approved either the business combination or the transaction in which the stockholder became an interested stockholder. Business combinations are discussed more fully below.

The Corporation’s Certificate of Incorporation and Bylaw Provisions

Certain provisions in our Restated Certificate of Incorporation and Bylaws could make more difficult or discourage a tender offer, proxy contest or other takeover attempt that is opposed by the Board but which might be favored by the stockholders. The Restated Certificate of Incorporation and Bylaws are filed as exhibits to the registration statement, and certain provisions are summarized below.

Classified Board of Directors.     Our Board, other than directors elected by any series of preferred stock, is divided into three classes of directors, with the classes to be as nearly equal in number as possible. The class of directors elected at each annual meeting is elected for a three-year term. Some practical effects of these classification provisions are the following:

•

It will take at least two annual meetings of stockholders, instead of one, to elect a majority of the Board. This delay ensures that our directors, if confronted by a stockholder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal and any available alternatives before they act in what they believe to be the best interests of the stockholders. However, even if a change in the composition of the Board would be beneficial to us and our stockholders, it will take at least two annual meetings of stockholders to make this change.

•

A classified Board may discourage third-party proxy contests, tender offers or attempts to obtain control of the Corporation. This will happen even if an attempt might be beneficial to us and our stockholders. Therefore, there is an increased likelihood that incumbent directors will retain their positions.

•

A classified Board discourages accumulations of large blocks of our stock by purchasers whose objective is to take control of the Board. This could reduce the likelihood of fluctuations in the market price of the common stock that might result from accumulations of large blocks of stock. Stockholders therefore might not have opportunities to sell their shares of common stock at the higher market price that an accumulation of stock could create.

Number of Directors; Removal; Filling Vacancies.    Generally, our Board must consist of between three and seventeen directors and vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum remains in office. Therefore, unless the Bylaws are amended, the Board could prevent any stockholder from enlarging the Board of Directors and filling the new directorships with the stockholder’s own nominees.

Under Delaware law, unless otherwise provided in the certificate of incorporation, directors serving on a classified board may only be removed by the stockholders for cause. Our Restated Certificate of Incorporation and Bylaws provide that, subject to the rights of holders of preferred stock to elect directors under specified circumstances, directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all of the then outstanding shares of stock entitled to vote generally in the election of directors.

No Stockholder Action by Written Consent; Special Meetings.    Stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent. Under circumstances described in the Bylaws, special meetings of stockholders can be called by the Chairman of the Board or by the Board. Stockholders are not permitted to call a special meeting or to require that the Board call a special meeting. Moreover, any special meeting of stockholders is limited to the business in the notice of the special meeting sent to the stockholders before the meeting.

The provisions prohibiting stockholder action by written consent and prohibiting stockholders from calling a special meeting could delay consideration of a stockholder proposal until our next annual meeting. This would prevent the holders of our stock from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder cannot force stockholder consideration of a proposal over the opposition of the Chairman and the Board by calling a special meeting of stockholders.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals.    Only people who are nominated by, or at the direction of, the Board, or by a stockholder who has given proper written notice prior to a meeting at which directors are to be elected, will be eligible for election as directors. Business conducted at an annual meeting is limited to the business brought before the meeting by, or at the direction of, the Chairman, the Board or a stockholder who has given proper notice. A stockholder’s notice to us proposing to nominate a person for election as a director must also contain certain information described in the Bylaws. You should refer to our Bylaws for more information, including the process and timing requirements for a stockholder notice.

Some of the effects of the provisions described above and in the Bylaws include:

•	the Board will have a longer period to consider the qualifications of the proposed nominees and, if deemed necessary or desirable, to inform stockholders about the qualifications;

•

there will be an orderly procedure for conducting annual meetings of stockholders and informing stockholders, prior to the meetings, of any business proposed to be conducted at the meetings, including any Board recommendations; and

•

contests for the election of directors or the consideration of stockholder proposals will be precluded if the procedures are not followed. Third parties may therefore be discouraged from conducting a solicitation of proxies to elect their own slate of directors or to approve their own proposal.

Business Combinations.    Certain mergers, share exchanges or sales of our assets with or to interested stockholders, as defined below, must be approved by the affirmative vote of the holders of at least 75% of our voting stock, voting together as a single class, including 75% of our voting stock not owned directly or indirectly by any interested stockholder or any affiliate of any interested stockholder. Our Restated Certificate of Incorporation requires this affirmative vote even if no vote is required, or a lesser percentage is specified, by law or any national securities exchange or otherwise. This affirmative vote is not required in two situations. First, it is not required if the business combination has been approved by a majority of uninterested, continuing directors. Second, it is not required if certain price and procedure requirements designed to ensure that our stockholders receive a “fair price” for their common stock are satisfied. Our Restated Certificate of Incorporation defines an interested stockholder as any person, other than us or any of our subsidiaries, who or which:

•	itself or along with its affiliates beneficially owns, directly or indirectly, more than 5% of the then outstanding voting stock;

•

is an affiliate of us and at any time within the two-year period immediately prior to the date in question itself or along with its affiliates beneficially owned, directly or indirectly, 5% or more of the then outstanding voting stock; or

•

owns any shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested stockholder, if the transfer of ownership occurred in the course of a non–public transaction or series of non–public transactions.

Liability of Directors; Indemnification.    A director generally will not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director. A director may be held liable, however, for the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	paying a dividend or approving a stock repurchase in violation of Delaware law; or

•	any transaction from which the director derived an improper personal benefit.

We indemnify our officers and directors against lawsuits by third parties to the fullest extent of the law. We may agree with any person to provide an indemnification greater than or different from the indemnification provided by the Restated Certificate of Incorporation.

Amendments.    The Restated Certificate of Incorporation generally may be amended with a majority vote of the stockholders, but some provisions, including some of the provisions discussed above, can only be amended with an affirmative vote of the holders at least 80% of the then outstanding voting stock. The Bylaws generally may be amended by the Board or by the stockholders; provided that in the case of amendments by the stockholders the affirmative vote of at least 80% of the then outstanding voting stock is required. These 80% vote requirements prevent a stockholder with only a majority of the common stock from circumventing the requirements of the Bylaws or certain provisions of the Certificate of Incorporation by simply amending or repealing them.

Rights to Purchase Certain Preferred Shares

Each share of our common stock includes an attached “Right.” The Right entitles a holder of common stock to purchase from us one three-hundredth of a share of our cumulative participating junior preferred stock, or the Junior Preferred Shares, at a price of $200 per one three-hundredth of a share, subject to adjustment. We have initially authorized and reserved 1,000,000 Junior Preferred Shares for issuance upon exercise of the Rights. Because of the nature of the Junior Preferred Shares’ dividend and liquidation rights, the value of the one three-hundredth interest in a Junior Preferred Share that can be purchased on exercise of each Right should approximate the value of one share of common stock. Initially, the Rights are not exercisable and trade automatically with the common stock. The Rights generally become exercisable, however, and separate certificates representing the Rights will be distributed, if any person or group acquires 15% or more of our outstanding common stock or a tender offer or exchange offer is announced for our common stock. Upon such event, provisions would also be made so that each holder of a Right, other than the acquiring person or group, may exercise the Right and receive common stock with a market value of twice the exercise price of the Right. The Rights expire on November 29, 2005, unless earlier redeemed by us at $0.01 per Right. We may only redeem the Rights prior to the time that any person or group acquires 15% of the outstanding common stock. Until the Rights become exercisable, the Rights have no dilutive effect on earnings per share. Prior to exercise, a Right will not create any rights as a stockholder of the Corporation.

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by the Board, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board, since we may redeem the Rights prior to the time that a person or group acquires 15% of the outstanding common stock.

Dividend Reinvestment Plan

In 1997, we implemented our dividend reinvestment and stock purchase plan (as amended, the “1997 DRP”). The 1997 DRP provides stockholders with the opportunity to purchase additional shares of our common stock by reinvesting all or a portion of their dividends on shares of common stock. It also provides existing stockholders with the option to make cash investments monthly, subject to a minimum monthly limit of $50 and a maximum monthly limit of $10,000. Optional cash investments in excess of $10,000 may be made with our permission at a discount which will be from 0% to 5%. We also instituted an additional dividend reinvestment and stock purchase plan in 2002 with terms substantially the same as those in the 1997 DRP. We use proceeds from these plans for general corporate purposes.

Transfer Agent

The transfer agent and registrar for the common stock is Equiserve Trust Company, N.A.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including purchase contracts, obligating holders to purchase from or sell to us, and us to sell to or purchase from holders, at a future date a number of:

•	our debt securities, preferred stock or common stock;

•	securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above;

•	currencies; or

•	commodities.

The price of our debt securities, price per share of our common stock or our preferred stock or the price of securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above, currencies or commodities, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in such purchase contracts. The purchase contracts may be issued separately or as part of units, including units consisting of a combination of a purchase contract obligating the holder to purchase shares of common stock or preferred stock and debt securities or debt obligations of third parties, including U.S. Treasury securities, which may secure the holders’ obligations to purchase the common stock or preferred stock under the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as it may require.

The applicable prospectus supplement will describe the terms of the purchase contracts offered pursuant to it, including one or more of the following:

•

whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our debt securities, common stock or preferred stock or securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above, currencies or commodities, as applicable, and the nature and amount of each of those securities or method of determining those amounts;

•	the amounts payable under the purchase contract or the formula by which such amount will be determined;

•	whether the purchase contracts are to be prepaid or not;

•

whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock, our preferred stock, such securities of an entity not affiliated with us, a basket of such securities, an index or indices of such securities or any combination of the above, such currencies or such commodities;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	United States federal income tax considerations relevant to the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered or global form.

The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to each purchase contract agreement and, if applicable, collateral arrangements relating to such purchase contracts. An investment in purchase contracts may involve special risks, including risks associated with indexed securities or currency related risks if the purchase contract or the related security is linked to an index or is payable in or linked to a non-U.S. dollar currency.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The applicable unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or any time before a specified date.

The applicable prospectus supplement will describe the terms of the units offered pursuant to it, including one or more of the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	the terms of any agreements governing the units;

•	United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered or global form.

The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to each unit agreement and, if applicable, collateral arrangements relating to such units.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

Unless we indicate otherwise in the applicable prospectus supplement for a series of debt securities or trust preferred securities, each series of debt securities or trust preferred securities will be book-entry securities. Upon issuance, all book-entry securities of the same issue will be represented by one or more fully registered global securities, without interest coupons. Each global security will be deposited with, or on behalf of, The Depository Trust Company, as depositary, and will be registered in the name of the depositary or a nominee of the depositary. The depositary will thus be the only registered holder of these debt securities or trust preferred securities and will be considered the sole owner of the securities for purposes of the senior or subordinated indenture or the applicable declaration of trust.

The depositary has advised us as follows: it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The depositary holds securities that its participants deposit with it. The depositary also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book entry transfers and pledges between participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depository Trust Company is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation. The Depository Trust & Clearing Corporation, in turn, is owned by a number of The Depository

Trust Company’s direct participants, by members of certain other subsidiaries of The Depository Trust & Clearing Corporation and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the depositary’s system also is available to others such as both U.S. and non- U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depositary and its participants are on file with the Securities and Exchange Commission.

Upon the issuance of the global securities evidencing a series of debt securities or trust preferred securities, the depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities or trust preferred securities evidenced thereby to the designated accounts of participants. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests may be effected only through, records maintained by the depositary or its nominee (with respect to participants) and the records of participants (with respect to persons who hold their interests through participants). The laws of some states require that certain purchasers of securities take physical delivery of those securities in definitive form. These laws may impair the ability of holders to transfer beneficial interests in global securities to certain purchasers.

So long as the depositary, or its nominee, is the registered holder of any global securities, the depositary or its nominee will be considered the sole owner or holder of the debt securities or trust preferred securities represented by those global securities for all purposes under the applicable indenture or declaration of trust. Except as set forth below, owners of beneficial interests in the global securities will not be entitled to have debt securities represented by such global securities registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owners or holders thereof for any purpose under the applicable indenture. Accordingly, each person owning a beneficial interest in the global securities must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture. Under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in the global securities desires to give any consent or take any action under the applicable indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action or consent, and such participants would authorize beneficial owners owning through such participants to give or take such action or consent or would otherwise act upon the instructions of beneficial owners owning through them.

Unless we indicate otherwise in the applicable prospectus supplement for a series of debt securities or trust preferred securities, payment of principal and interest on debt securities, or of distributions on trust preferred securities, that are registered in the name of or held by the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as registered holder of the global securities representing the debt securities or trust preferred securities. Neither we, nor any trust or its trustee, nor any indenture trustee, any paying agent nor the security registrar for the debt securities or trust preferred securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities or maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We have been advised by the depositary that upon receipt of any payment of principal or interest in respect of the global securities, the depositary will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global securities as shown on the records of the depositary or its nominee. Payments by participants to owners of beneficial interests in the global securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such participants.

Except as provided in the applicable prospectus supplement, owners of beneficial interests in a global security will not be entitled to receive physical delivery of the related debt securities or trust preferred securities in certificated form and will not be considered the holders of the related debt securities or trust preferred securities for any purpose under the applicable indenture or declaration of trust, and no global security will be exchangeable, except for another global security of the same denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary and if the beneficial owner is not a participant, on the procedures of the participant through which the beneficial owner owns its interest to exercise any rights of a holder under the applicable indenture or declaration of trust.

We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

The information in this section about The Depository Trust Company has been provided by The Depository Trust Company for information purposes only. We do not take any responsibility for the accuracy of this information, and this information is not intended to serve as a representation, warranty or contract modification of any kind.

THE TRUSTS

The following description summarizes the formation, purposes and material terms of each trust. See “Description of the Trust Preferred Securities”, “Description of the Junior Subordinated Debt Securities” and “Description of the Trust Preferred Securities Guarantees” for more information on the following:

•	the trust preferred securities to be issued by each trust;

•	the junior subordinated debt securities to be issued by us to each trust and the applicable junior subordinated indenture under which they will be issued;

•	our guarantees for the benefit of the holders of the trust preferred securities; and

•	the relationship among the trust preferred securities, the corresponding junior subordinated debt securities and the guarantees.

Each trust is a statutory trust created under Delaware law pursuant to:

•	a declaration of trust executed by us, as depositor of the Trust, and the Delaware trustee, the institutional trustee and the administrative trustees of such Trust; and

•	a certificate of trust filed with the Delaware Secretary of State.

Each trust may use this prospectus and the applicable prospectus supplement to offer to the public, from time to time, preferred securities representing preferred beneficial interests in the applicable trust, which we call “trust preferred securities.” In addition to trust preferred securities offered to the public, each trust will sell common securities representing common beneficial interests in such trust to us and we call these securities “common securities.” All of the common securities of each trust will be owned by us. The common securities and the trust preferred securities are also referred to together as the “trust securities.”

Before trust securities are issued, the original declaration of trust for the relevant trust will be amended and restated in its entirety substantially in the form filed (or to be filed) with the registration statement of which this prospectus forms a part. The declarations of trust will be qualified as indentures under the Trust Indenture Act of 1939.

Each trust exists for the exclusive purposes of:

•	issuing and selling its trust securities;

•	using the proceeds from the sale of those trust securities to acquire corresponding junior subordinated debt securities from us; and

•	engaging in only those other activities necessary or incidental to these purposes (for example, registering the transfer of the trust securities).

Each trust will own only the applicable series of corresponding junior subordinated debt securities. The payment terms of the corresponding junior subordinated debt securities will be substantially the same as the terms of that trust’s trust preferred securities. The only source of funds for each trust will be the payments it receives from us on the corresponding junior subordinated debt securities. Each trust will use these funds to make any cash payments due to holders of its trust preferred securities.

The common securities of a trust will rank equally, and payments on them will be made pro rata, with the trust preferred securities of that trust, except that upon the occurrence and continuance of an event of default under a declaration of trust of such trust resulting from an event of default under the applicable junior subordinated indenture, our rights, as holder of the common securities, to payment in respect of distributions and payments upon liquidation or redemption will be subordinated to the rights of the holders of the trust preferred securities of that trust. See “Description of the Trust Preferred Securities—Ranking of Common Securities.” We will acquire common securities in an aggregate liquidation amount greater than or equal to 3% of the total capital of each trust. The prospectus supplement relating to any trust preferred securities will contain the details of the cash distributions to be made periodically.

Under certain circumstances, we may redeem the corresponding junior subordinated debt securities that we sold to a trust. If this happens, the trust will redeem a like amount of the trust preferred securities that it sold to the public and the common securities that it sold to us.

Under certain circumstances, we may dissolve a trust and cause the corresponding junior subordinated debt securities to be distributed to the holders of the related trust preferred securities. If this happens, owners of the trust preferred securities will no longer have any interest in such trust and will own only the corresponding junior subordinated debt securities we issued to the trust.

Unless otherwise specified in the applicable prospectus supplement:

•	each trust’s business and affairs will be conducted by its trustees;

•	the trustees will be appointed by us as holder of the common securities;

•

the trustees for each trust will be The Bank of New York, as institutional trustee, The Bank of New York (Delaware), as Delaware trustee and the administrative trustees, who will be employees or officers of the Corporation or an affiliate of ours. The Bank of New York, as institutional trustee, will act as sole indenture trustee under each declaration of trust for purposes of compliance with the Trust Indenture Act. The Bank of New York will also act as trustee under the guarantees and the applicable junior subordinated indenture;

•

if an event of default under the declaration of trust for a trust has occurred and is continuing, the holders of a majority in liquidation amount of the related trust preferred securities will be entitled to appoint, remove or replace the institutional trustee and/or the Delaware trustee for such trust;

•	under all circumstances, only the holder of the common securities has the right to vote for, appoint, remove or replace the administrative trustees;

•	the duties and obligations of each trustee are governed by the applicable declaration of trust; and

•

we will pay all fees and expenses related to each trust and the offering of the trust preferred securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each trust.

The principal executive office of each trust is located at 1680 Capital One Drive, McLean, Virginia 22102, and the telephone number for each trust is (703) 720-1000.

CERTAIN LEGAL MATTERS

Cleary Gottlieb Steen & Hamilton LLP and either the Corporation’s Chief Counsel or its Deputy General Counsel will pass upon certain legal matters in connection with the securities and Richards, Layton, & Finger, P.A. will pass upon certain legal matters in connection with Delaware law. Cleary Gottlieb Steen & Hamilton LLP has from time to time acted as counsel for us and our subsidiaries and affiliates and may do so in the future. Morrison & Foerster, LLP will pass upon certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements of Capital One Financial Corporation appearing in Capital One Financial Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2005, and Capital One Financial Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement. We have not authorized anyone to provide you with different information.

We are not offering the Company’s common stock in any state where the offer is not permitted.

7,500,000 Shares

Common Stock

($0.01 Par Value)

PROSPECTUS

SUPPLEMENT

DIVIDEND REINVESTMENT

AND STOCK PURCHASE PLAN

November 25, 2008